                                                                   EXHIBIT 4.3
AXON INSTRUMENTS, INC.

PROSPECTUS

















ISSUE PARTIALLY
UNDERWRITTEN BY
D&D TOLHURST LTD
SAW JAMES CAPEL LTD

This is an important document which should be read in its entirety. You may wish to consult your professional advisor about its contents.

                               CORPORATE DIRECTORY

DIRECTORS                               Alan Stockdale (Chairman)
                                        Alan Finkel (Chief Executive Officer )
                                        Geoffrey Powell (Executive President)
                                        Henry Lester (Non-Executive Director)
                                        Stanley Crooke (Non-Executive Director)

COMPANY SECRETARIES                     Geoffrey Powell (USA)
                                        David Kenley (Australia)

REGISTERED OFFICES                      1101 Chess Drive
                                        Foster City, CA 94404, USA
                                        Telephone 00111 (650) 571 9400
                                        Email InvestorInfo@axon.com
                                        www.axon.com

                                        6 Wallace Avenue
                                        Toorak, Victoria 3142, Australia
                                        Telephone (03) 9826 0399
                                        Email InvestorInfo@axon.com

INDEPENDENT ACCOUNTANTS                 Ernst & Young (Australia)
                                        120 Collins Street
                                        Melbourne, Victoria 3000
                                        Telephone (03) 9288 8000

AUDITORS                                Ernst & Young LLP (US)
                                        1451 California Avenue
                                        Palo Alto, CA 94304, USA
                                        Telephone (650) 496 1600

UNDERWRITERS                            D&D-Tolhurst Limited
                                        Level 30
                                        459 Collins Street
                                        Melbourne, Victoria 3000
                                        Telephone (03) 9242 4000

                                        Saw James Capel Limited
                                        152-158 St. George's Terrace
                                        Perth, Western Australia 6000
                                        Telephone:  (08) 9288 9288

AUSTRALIAN SOLICITORS TO THE ISSUE      Minter Ellison
                                        Level 23
                                        Rialto Towers
                                        525 Collins Street
                                        Melbourne, Victoria 3000
                                        Telephone (03) 9229 2000

SHARE REGISTRY                          Computershare Registry Services Pty Ltd
                                        Level 12
                                        565 Bourke Street
                                        Melbourne, Victoria 3000
                                        Telephone (03) 9611 5711

                                       1.

                                TABLE OF CONTENTS

                                                                                                                         PAGE
SECTION 1.        MESSAGE FROM THE CHAIRMAN....................................................................            2

SECTION 2.        SUMMARY OF THE OFFER.........................................................................            3

         2.1      Description of the Offer.....................................................................            3

         2.2      Key Dates....................................................................................            3

         2.3      How to Apply for Securities..................................................................            3

         2.4      Allocation of Securities.....................................................................            3

         2.5      How to Apply for Entitlement Options (Circadian securities holders only).....................            3

         2.6      Australian Stock Exchange Listing............................................................            4

         2.7      Minimum Subscription.........................................................................            4

         2.8      Oversubscription.............................................................................            4

         2.9      CHESS Depositary Interests...................................................................            4

         2.10     Underwriters.................................................................................            5

         2.11     Dividend Policy and Future Income............................................................            6

         2.12     Important Notice.............................................................................            6

         2.13     Date of Prospectus...........................................................................            6

SECTION 3.        INVESTMENT OVERVIEW..........................................................................            7

         3.1      Company Background...........................................................................            7

         3.2      Purpose of the Offer.........................................................................            8

         3.3      Capital Structure............................................................................            8

         3.4      Risk Factors.................................................................................            8

         3.5      Business Objectives..........................................................................            8

         3.6      Working Capital..............................................................................            8

SECTION 4.        BUSINESS OF AXON.............................................................................            9

         4.1      Facilities...................................................................................            9

         4.2      Past Growth..................................................................................            9

         4.3      Axon's Established Market - Neuroscience Products............................................            9

         4.4      Axon's Next Market - Genomics and Bioinformatics............................................            10

         4.5      Axon's First Genomics and Bioinformatics Products...........................................            11

         4.6      Future Products for Drug Discovery and Diagnostics..........................................            12

         4.7      Corporate Goals.............................................................................            13

         4.8      Intellectual Property.......................................................................            13

         4.9      Scientific and Technical Advisors...........................................................            13

SECTION 5.        THE DIRECTORS...............................................................................            14

SECTION 6.        DETAILS OF THE PUBLIC ISSUE.................................................................            15

         6.1      Description of the Offer....................................................................            15

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                         PAGE
         6.2      Applications for Securities.................................................................            15

         6.3      Taxation....................................................................................            16

         6.4      Registers...................................................................................            16

         6.5      Brokerage and Commissions...................................................................            16

         6.6      Stock Exchange Listing......................................................................            16

         6.7      SEC Requirements............................................................................            17

SECTION 7.        OFFER OF ENTITLEMENT OPTIONS TO CIRCADIAN SHAREHOLDERS......................................            19

         7.1      Axon Instruments, Inc. Description of the Proposed Offer....................................            19

         7.2      Applications for Entitlement Options (Circadian shareholders only)..........................            19

         7.3      Circadian Shareholders Resident Outside Australia and New Zealand...........................            19

         7.4      Payment for Entitlement Options.............................................................            20

         7.5      Stock Exchange Quotation....................................................................            20

SECTION 8.        INDEPENDENT ACCOUNTANT'S REPORT.............................................................            21

SECTION 9.        VALUATION BY INDEPENDENT EXPERT.............................................................            44

SECTION 10.       RISK FACTORS................................................................................            49

SECTION 11.       ADDITIONAL INFORMATION......................................................................            53

         11.1     Incorporation...............................................................................            53

         11.2     Company Tax Status..........................................................................            53

         11.3     Audit Committee.............................................................................            53

         11.4     Corporate Governance........................................................................            53

         11.5     Legal Proceedings...........................................................................            53

         11.6     Material Contract...........................................................................            53

         11.7     Share Capital...............................................................................            56

         11.8     Rights Attaching to Securities..............................................................            56

         11.9     Rights under Axon Constitution and By-Laws ie: Rights Attaching to the Underlying Shares....            58

         11.10    Rights Attaching to Entitlement Options.....................................................            59

         11.11    Rights Attaching to Individual Options......................................................            61

         11.12    Rights Attaching to Original Options........................................................            61

         11.13    Directors' Interests........................................................................            63

         11.14    Other Interests of Directors................................................................            63

         11.15    Interests and Consents of Experts...........................................................            64

         11.16    Consents to be Named........................................................................            64

         11.17    Responsibility Statements...................................................................            64

         11.18    Costs of the Issue..........................................................................            65

         11.19    Documents for Inspection....................................................................            65

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                         PAGE
SECTION 12.       GLOSSARY....................................................................................            66

SECTION 13.       DIRECTORS' SIGNATURES.......................................................................            69

APPLICATION FORM .............................................................................................            70

Certain words and expressions are used in this Prospectus and have defined meanings. A glossary of these terms is set out at the back of this Prospectus.

This Prospectus is dated 28 January 2000 and was lodged with the Australian Securities and Investments Commission ("ASIC") on 28 January 2000. Neither ASIC nor Australian Stock Exchange Limited ("ASX") takes any responsibility for the contents of the Prospectus. No securities will be allotted or issued on the basis of this Prospectus later than twelve months after the date of its issue.

The offer of Securities under this Prospectus does not constitute a public offer in any jurisdiction other than Australia. This Prospectus is not an offer to any person or an offer in any place to which or in which it is unlawful to make such an offer.

THE SECURITIES AND ENTITLEMENT OPTIONS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "U.S. SECURITIES ACT") AND, UNTIL ONE YEAR AFTER THE COMPLETION OF THEIR INITIAL DISTRIBUTION, MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS. IN ADDITION, HEDGING TRANSACTIONS WITH REGARD TO THE SECURITIES AND ENTITLEMENT OPTIONS MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE U.S. SECURITIES ACT. SEE SECTION 6.7 "SEC REQUIREMENTS."

                      SECTION 1. MESSAGE FROM THE CHAIRMAN

28 January 2000

Dear Investor,

As Chairman of Axon Instruments, Inc ("Axon") I have great pleasure in presenting this Prospectus.

Axon was formed in the U.S. in 1984 by its Australian Chief Executive Officer, Alan Finkel, to develop instruments for use by neuroscientists studying electrical activity in brain cells.

It has grown into a company which we believe is currently regarded as the world market leader in the design and manufacture of instrumentation and software for cellular electrophysiology. This market caters primarily to scientific and medical researchers in universities, hospitals and pharmaceutical companies.

Axon is now embarking on a market expansion to apply its established technological know-how and reputation to rapidly growing pharmaceutical research markets requiring instrumentation and software for automated high throughput biological analysis.

Axon's first products in this sector deal with genomics and bioinformatics. The `genomic age' is expected to transform the pace of drug discovery and patient diagnostics within a few years. A new device in the midst of this revolution is the `DNA chip'. This disposable item is not an electronic chip but a miniature genetic chemistry tool that enables the simultaneous and rapid analysis of thousands of genes on a chip the size of a postage stamp. The potential impact of DNA chips in medicine and bioscience has been likened to the impact of the computer chip in electronics.

Axon's first involvement in this new field is to design and produce laser scanning devices that optically scan the chips to record the result of the genetic analysis. Axon's first genomics product, the GenePix 4000 gene scanner, began production in July 1999. In the coming years the Directors expect to introduce the next generation of GenePix scanners to the market as well as new products for high throughput screening in drug discovery and diagnostics.

This Prospectus explains the operations and financial position of Axon. You should read it carefully (including the risk factors set out in sections 3.4 and 10) before making a decision whether to invest in Axon.

The Directors join me in offering you the opportunity to participate in the ownership of Axon and we look forward to welcoming you as a shareholder in Axon.

Yours faithfully,
/s/ Alan Stockdale
Alan Stockdale
Chairman

                                       2.

                        SECTION 2. SUMMARY OF THE OFFER

2.1      DESCRIPTION OF THE OFFER

Axon Instruments Inc ("Axon") is incorporated in California, USA. This Prospectus provides information on two distinct offers by Axon.

         (a) an offer to the public to subscribe for a total of 70,000,000 Securities in Axon at an issue price of 20 cents per Security for a total of A$14 million (`Offer'). Of the A$14 million proposed to be raised in the Offer, Consolidated Press Holdings Limited (`CPH') ACN 008 394 509 has committed to Axon to subscribe for not less than A$4.2 million of the Securities; and

         (b) an offer to be made shortly to shareholders of Circadian Technologies Limited (`Circadian') of one option, at one cent, to take up one unissued security in Axon at 20 cents at any time before 5 years from the date of issue for every 2.5 Circadian shares held as at the Record Date, being the date 10 business days after ASX quotation of the Axon Shares (each such option `Entitlement Option'). The maximum number of Entitlement Options that may be issued under this offer is 12,997,845.

Circadian is a company listed on the ASX and owns an interest in Axon as set out in section 11.7. The entitlement of Circadian shareholders to Entitlement Options will be non-renounceable.

2.2      KEY DATES

Application List opens                                          14 February 2000

Application List closes*                                        29 February 2000

Expected date of quotation of Axon Securities                       9 March 2000

Record Date to determine entitlement of Circadian     10 business days after ASX
Shareholders to Entitlement Options                 quotation of Axon Securities

*The Directors reserve the right to close the Application List for the offer of the Securities at any time or to extend the closing date for applications without prior notice.

2.3      HOW TO APPLY FOR SECURITIES

To participate in the Offer of Securities, the Application Form attached to this Prospectus must be completed in accordance with the instructions on its reverse side. Applications must be for at least 10,000 Securities at 20 cents per Security or greater numbers in multiples of 5,000.

Duly completed applications must be received by D&D-Tolhurst Limited, Saw James Capel Limited or Computershare Registry Services Pty Ltd by no later than 5:00 pm Melbourne Time on 29 February 2000. However Axon reserves the right to close the Offer at any time after the Application List opens. Investors are urged, therefore, to lodge their applications as soon as possible. Axon also reserves the right to extend the period of the Offer.

2.4      ALLOCATION OF SECURITIES

Axon reserves the right to reject any applications or, if an application is for more than 10,000 Securities, to authorise the issue of a lesser number of Securities than those for which an application has been made. Where the number of Securities issued is less than the number applied for, surplus application money for the Securities will be refunded without interest.

2.5      HOW TO APPLY FOR ENTITLEMENT OPTIONS (CIRCADIAN SECURITIES HOLDERS
         ONLY)

Shareholders of Circadian (other than shareholders with registered addresses in the United States of America, Canada or Japan) will be offered by Axon by way of rights one Entitlement Option for every 2.5 shares in Circadian held at 5:00 pm Melbourne time on the Record Date for entitlements (being 10 business days after ASX quotation of the Underlying Shares) at 1 cent per Entitlement Option. This offer will be forwarded separately to Circadian shareholders immediately following the

                                       3.

Record Date. Special arrangements for shareholders of Circadian with registered addresses in the United States of America, Canada or Japan are set out in
section 7.3.

The cost of 1 cent per Entitlement Option will be payable in full on application. The number of Entitlement Options to which a shareholder of Circadian will be entitled will be set out in the prospectus sent to Circadian shareholders. Rights to Entitlement Options will be non-renounceable.

Details of how Circadian shareholders can take up entitlements to Entitlement Options are set out in section 7.2.

The offer of Entitlement Options will only proceed if the Axon Securities are quoted on the ASX following the successful completion of this Offer.

2.6      AUSTRALIAN STOCK EXCHANGE LISTING

Application will be made by Axon to the ASX, within 3 days after the issue of this Prospectus, for Axon to be admitted to the Official List of the ASX and for existing Shares in Axon (other than those, if any, which are, under the ASX Listing Rules and those which are designated by the ASX as, restricted securities) and the Shares which underlie the Securities actually issued under this Prospectus to be granted Official Quotation.

2.7      MINIMUM SUBSCRIPTION

The minimum subscription to be raised pursuant to this Prospectus is A$8,800,000.

No Securities will be allotted until the minimum subscription has been received. Subject to the requirements of the Corporations Law, if Axon does not receive the minimum subscription within four months of the issue of the Prospectus, all applications will be refunded in full without interest.

2.8      OVERSUBSCRIPTION

The Directors have made no provision for oversubscription.

2.9      CHESS DEPOSITARY INTERESTS

In order to facilitate CHESS transfer of Axon Securities, it is necessary for Axon to issue a type of CHESS Depositary Interest (`CDIs') under this Prospectus. The type of CDIs to be issued are termed CHESS Units of Foreign Securities (`CUFS').

CUFS are issued in respect of foreign equity securities of a corporation where the home jurisdiction of the corporation (in the case of Axon, the state of California, USA) does not permit CHESS approval of the security, and therefore does not permit holdings in uncertificated form and electronic transfer of legal title to these securities.

The following is a summary of the operation of CUFS:

- The legal title in each underlying security (in this case, the physical shares in Axon, each such share, `Underlying Share') is vested in a Depositary Nominee, CHESS Depositary Nominees Pty Ltd (`CDN'), a wholly owned subsidiary of ASX Settlement and Transfer Corporation Pty Ltd. CDN is entered on the Principal Register for the Underlying Shares.

- CDN will hold the Underlying Shares on trust, and on behalf of, and for the benefit of, the holders of CUFS.

- Investors will be issued CUFS in respect of the Underlying Shares which will reflect investors' respective beneficial interests in the Underlying Shares. CUFS are structured so that each CUFS represents one Underlying Share.

- Each Underlying Share will be quoted on the ASX, but trades in the Underlying Shares will settle in CHESS by the delivery of CUFS.

                                       4.

- Axon will operate a certificated register of shares, an uncertificated issuer sponsored subregister of CUFS and an uncertificated CHESS subregister of CUFS. The certificated register will be the register of legal title and the two uncertificated CUFS subregisters combined will make up the register of beneficial title.

- All investors will receive CUFS on the issuer sponsored subregister or CHESS subregister unless they specifically advise Axon in writing that they wish to receive shares in certificated form. Applicants who are currently sponsored on CHESS should provide the relevant CHESS HIN in the space provided on the Application Form. For applicants who elect to hold on the CHESS subregister, the Company will, on allotment, issue an allotment advice that sets out the number of CUFS allotted and at the end of the month of allotment, the ASX Securities Clearing House (`SCH') (acting on behalf of the Company) will provide a CUFS holding statement (similar to a bank account statement) that confirms the number of CUFS held on the CHESS subregister. Where an applicant does not elect to hold on the CHESS subregister, the Company will, upon allotment, issue a CUFS holding statement which sets out the number of CUFS held on the issuer sponsored subregister.

- A holding statement (whether issued by SCH or the Company) will provide details of a Holders Identification Number (HIN) (in the case of a holding on the CHESS subregister) or Shareholder Reference Number (SRN) (in the case of a holding on the issuer sponsored subregister). Following distribution of these initial holding statements to all CUFS holders, a holding statement will only be provided to a CUFS holder at the end of any subsequent month during which the balance of the holder's holding changes. Holders may also request statements at any other time (although the Company or SCH may charge a fee for such statements). If a holder of CUFS wishes to convert to holding certificated shares they may at any time do so by, in the case of issuer sponsored CUFS, notifying the Company's share register or in the case of CHESS sponsored CUFS, notifying the CHESS sponsoring participant (in most cases, a stockbroker). A holder of certificated shares may also convert to holding CUFS by contacting Computershare Registry Services Pty Ltd.

- Holders of CUFS will be entitled to full dividend payments as though they were holders of the legal title.

- CUFS holders are not entitled to attend and personally vote on a show of hands at Axon share holder meetings. However, Axon is required to provide notice of meetings to all CUFS holders which includes a proxy form permitting the CUFS holder to direct CDN to cast proxy votes in the manner directed. Axon will permit CUFS holders to attend shareholder meetings but they will be permitted to vote only by direction to CDN. The notice of meeting will include a form permitting CUFS holders to direct CDN to cast proxy votes according to the wishes of the CUFS holder.

- CDN as a shareholder of record of Axon's stock will receive notice of all shareholder meetings and be entitled to attend and vote at Axon shareholder meetings. Except for shareholders' votes regarding the election of directors, shareholders are entitled to one vote per share on all matters to be voted upon by the shareholders. When a share holder vote regards the election of directors, shareholders are entitled to Cumulative Voting if the candidates' names have been placed in nomination prior to the voting and any shareholder has given notice prior to the voting of the shareholder's intention to cumulate the shareholder's votes.

- Holders of CUFS will be entitled to the full benefits of all corporate actions (including bonus issues, rights issues, dividend reinvestment plans and bonus share plans).

-        Investors will be able to freely trade their Shares on the ASX.
         However, only the beneficial title in the Securities will be transferred electronically in CHESS and changes in beneficial ownership will be entered in the register of CUFS holders. Legal title to each Underlying Share will remain with CDN, unless a CUFS holder requires a transfer of the Underlying Share from CDN to the holder, in which case a paper transfer will be effected in accordance with the Company's constitution and Californian Law.

         Further information on the nature of CDIs and CUFS is set out in section 11.8.

2.10     UNDERWRITERS

The Offer is partially underwritten by D&D-Tolhurst Limited and Saw James Capel Limited (`Underwriters') to an amount of A$8.8 million. Details of the Underwriting Agreement, including events permitting the Underwriters to terminate their obligations under the Underwriting Agreement, are set out in section 11.6.

                                       5.

2.11     DIVIDEND POLICY AND FUTURE INCOME

The ability of Axon to pay any dividend in the future is dependent on many factors, including the outcome of its research and development and its ability to commercialise any resultant product and additional risk factors outlined in section 10. The amount, timing and payment of any future dividend will depend on a range of factors including future capital and research and development requirements and the financial position generally of Axon at the time. There will also be factors that affect the ability of Axon to pay dividends and the timing of those dividends that will be outside the control of Axon and its Directors. The Directors are therefore unable to give any assurance regarding the payment of dividends in the future, if at all.

Further, given the stage of development of Axon's potential products, it is difficult to forecast with any degree of certainty the likely financial result of Axon for the 2000 financial year or any year thereafter. To provide such a forecast would in the view of the Directors be potentially more likely to mislead than to inform potential investors in Axon. The Directors do not therefore intend at this stage to make any forecast of the future profitability (or otherwise) of Axon.

2.12     IMPORTANT NOTICE

Prospective investors should read the full text of this Prospectus (including the risk factors in sections 3.4 and 10), as the information contained in individual sections is not intended to and does not provide a comprehensive review of the business and financial affairs of Axon or the Securities offered under this Prospectus.

2.13     DATE OF PROSPECTUS

This Prospectus is dated 28 January 2000.

                                       6.

                         SECTION 3. INVESTMENT OVERVIEW

AXON'S MISSION

TO DESIGN AND MANUFACTURE NOVEL HIGH TECHNOLOGY INSTRUMENTS AND SOFTWARE FOR MEDICAL RESEARCH, DRUG DISCOVERY AND DIAGNOSTICS.

3.1      COMPANY BACKGROUND

HISTORY

Axon Instruments, Inc., is a majority Australian-owned US corporation based in the Silicon Valley area of California that endevours to develop and market novel high technology instruments and software for medical research and drug discovery. Axon was incorporated in the US in 1984.

Directors believe that Axon is currently regarded as the world market leader in the design and manufacture of instrumentation and software for cellular neurosciences. This market caters primarily to scientific and medical researchers in universities and pharmaceutical companies.

Axon also owns 9,647,280 ordinary shares in Optiscan Imaging Limited which listed on the ASX in 1997 (ASX Code: OIL).

A NEW HIGH GROWTH MARKET OPPORTUNITY

Axon has now expanded its horizons to apply its technological know-how to larger and rapidly growing markets for high-throughput drug discovery and diagnostics. The drug discovery market is currently driven by a requirement for increased efficiency through parallel testing and miniaturisation.

Axon's first new offerings in this field are devices and software for analysing DNA chips.

DNA chips are disposable miniature genetic analysis tools that are revolutionising biotechnology. A single DNA chip enables the simultaneous and rapid analysis of thousands of genes in a biological sample through their adhesion to a huge array of microscopic gene probes arranged on a chip the size of a postage stamp.

The potential impact of DNA chips in medicine and bio-science has been likened to the impact of the computer chip on data processing. DNA chips are now being used by pharmaceutical companies to scan patient populations to identify which genetic changes underlie diseases, and what genetic differences make some people prone to contract certain diseases or react abnormally to certain drugs. DNA chips are also being used to identify viruses, to define the function of newly-discovered genes, to find new genes and to screen drug candidates.

This information is being used to develop new drug therapies and to develop diagnostic tests. It has been projected that one day patients will be able to have their genetic profile assessed, perhaps even in the doctor's office, with the aid of DNA chips. If possible this will provide a more reliable diagnosis, a more trustworthy prognosis, and a clearer choice of the most effective therapy for the individual patient.

Axon's first involvement in this new field is to design and produce:

- DNA chip scanners - devices that scan the DNA chips optically and record the result of the genetic analysis; and

-        bioinformatics software to analyse the data from the DNA chip scanners.

The current market for DNA chip scanners has been estimated at about US$30 million and has been projected to grow to about US$500 million in the next 5 to 8 years. The market for DNA chips, which appear set to become the biotechnology tool of the next decade, is also projected to grow 10-fold over the next few years.

Axon's first genomics product, the GenePix 4000 DNA chip scanner, commenced design in 1998 and has recently been launched on the world market. The GenePix 4000 currently sells for US$50,000.

                                       7.

Other software and hardware products to be used in high-throughput drug discovery are also in Axon's pipeline. Whereas the GenePix is used in the first stages of the drug discovery process, the other proposed products in Axon's pipeline will be used in subsequent stages.

3.2      PURPOSE OF THE OFFER

The key purposes of the offer are:

- to enable the public to participate in the ownership and growth potential of Axon;

-        to accelerate Axon's development of new products; and

-        to provide working capital to the Company.

Following the successful development of the GenePix 4000, Axon intends to leverage its technical expertise to design other instruments and software for high-throughput drug discovery and diagnostics, and thus to endeavour to position itself as a leader in the large markets that lie ahead for these technologies.

3.3      CAPITAL STRUCTURE

Issued ordinary shares prior to the Offer (see section 11.7)                                                       281,657,491

New shares offered under this Prospectus (see section 6)                                                            70,000,000

Original Options issued and unexercised prior to the Offer (see section 11.12)                                     105,010,175

Entitlement Options to be offered to Circadian shareholders (see section 7 and 11.10)                               12,997,845
                                                                                                                (approximately)

Individual Options granted to key individuals (see section 11.11)                                                    4,100,000

Total issued ordinary shares on close of offer (assuming no exercise of options)                                   351,657,491

Total issued ordinary shares (assuming all Original, Entitlement and Individual Options are                        473,765,511
exercised)

3.4      RISK FACTORS

Prospective investors in Axon should be aware that subscribing for Securities and options to take up unissued shares in Axon involves a number of risks. These are set out in detail throughout this Prospectus, including in section 10 of this Prospectus. Tax considerations to investors are also identified in sections 6.3, 10 and 11.2. Investors are urged to consider these Risk Factors carefully before deciding whether to invest in Axon.

3.5      BUSINESS OBJECTIVES

As set out in this prospectus the major immediate objective of Axon is the development of a series of sophisticated instruments and software for genomics and cell-based drug discovery. Most of the funds resulting from the offer in this Prospectus will be directly applied to expanding the research and development program in pursuit of this objective.

3.6      WORKING CAPITAL

The Directors believe that Axon has enough working capital to carry out its business objectives as stated in section 3.5. It is intended that funds raised will be used as follows:

Research and development                                         $7 million
Marketing, rent, patents, other overheads                        $2.5 million
Reserves (acquisitions, legal, R&D)                              $3 million
Listing expenses                                                 $1.5 million

                                       8.

                          SECTION 4. BUSINESS OF AXON

4.1      FACILITIES

Axon is majority Australian-owned and incorporated in California. Currently it rents 3,902 sq. metres at its headquarters in Silicon Valley, California, employing about 80 staff, and an office employing 8 software and engineering specialists in Melbourne, Australia. Axon uses contractors for most of its product assembly so the Axon staff are predominantly involved with R&D, quality control, product support and sales.

4.2      PAST GROWTH

Axon was formed in 1984 by its Australian CEO, Alan Finkel, to develop instruments for use by neuroscientists studying electrical activity in brain cells. The company has been profitable in every calendar year since its inception and sales have grown steadily to a level of US$14 million in calendar year 1998. Whilst Axon has incurred a loss for the half year ended 30 June 1999, this has largely resulted from investment in its new genomics product line. Directors believe that, for the full year ended 31 December 1999, it will continue to be profitable. To date Axon has used its internally generated cash flow to fund almost all of its innovation-led steady growth.

4.3      AXON'S ESTABLISHED MARKET - NEUROSCIENCE PRODUCTS

Axon believes it is currently regarded as the world market leader in the design and manufacture of instrumentation and software for cellular electrophysiology. This market caters primarily to scientific and medical researchers in universities, hospitals and pharmaceutical companies.

Axon makes a range of specialised, high margin instruments catering to the neuroscience research market. Over 480 universities, research institutions and hospitals worldwide are Axon customers. In Australia, which represents only about 2% of Axon's worldwide sales, 42 academic and medical research centres are Axon customers, including most of Australia's major universities. Axon's neurosciences activities include the following key products:

MICROELECTRODE AMPLIFIERS. These devices measure the exquisitely small currents and voltages responsible for electrical and chemical signalling within biological cells, such as those of the brain, heart, pancreas and muscle. The Axon microelectrode amplifiers are recognised to be the finest available. When Axon introduced its first microelectrode amplifier in 1984 there were already several commercially available competitive products on the world market. Nevertheless, the company established itself as the dominant market player. The microelectrode amplifiers currently sell for around US$10,000 each.

DATA ACQUISITION AND ANALYSIS SYSTEMS. These systems are used with personal computers to control equipment such as the Axon microelectrode amplifiers. The combined hardware and software data acquisition systems currently sell for around US$6,000 each.

CELLULAR IMAGING SYSTEMS. Axon markets and is developing a range of products that enable the researcher to capture and analyse images of living cells. These include specialist PC boards, which sell for around US$4,000 and specialized ultra high sensitivity cameras which will sell for around US$20,000 when released in early 2000.

NEUROSURGICAL EQUIPMENT. When Axon recognised that the cellular neurosciences market was maturing, it sought to leverage its success in the scientific products markets additional products in different and broader markets by applying its core competencies to additional products in different and broader markets. Surgeons began using microelectrode amplifiers on an experimental basis to assist in an operation called a pallidotomy. In this operation, the symptoms of Parkinson's disease can be markedly improved by destroying a small area of the brain called the globus pallidus using a lesioning probe. Locating the globus pallidus accurately is one of the challenges of the operation. Using a microelectrode amplifier to detect the unique electrical signal of brain cells in the globus pallidus, neurosurgeons are able to locate the globus pallidus precisely before using the lesioning probe.

In 1997 Axon, in response to this new surgical use for this equipment, developed and in 1998 released an FDA approved microelectrode guidance system, the Guideline System 3000, specifically for use in neurosurgery. Each unit sells for approximately US$90,000. Axon sold ten units in 1999 and expects sales to increase gradually as the pallidotomy technique gains wider acceptance.

                                       9.

4.4      AXON'S NEXT MARKET - GENOMICS AND BIOINFORMATICS

'Microprocessors have reshaped our economy, spawned vast fortunes, and changed the way we live. DNA chips could be even bigger.'

Fortune Magazine, March 1997.

Axon is now embarking on a market expansion to apply its technological know-how and reputation to rapidly growing markets servicing the need for automated high-throughput biological analysis.

Axon's first products in this sector deal with genomics and bioinformatics. This new technology is presently transforming the pace of drug discovery and is projected to transform patient diagnostics within a few years.

The new device in the midst of this revolution is the DNA chip. This disposable item is not an electronic chip but a miniature genetic chemistry tool that enables the simultaneous and rapid analysis of thousands of genes on a chip the size of a postage stamp. Each of the thousands of microscopic `gene spots' on the chip contains different genetic molecules that react only with a particular known gene. The result of the thousands of genetic analyses on a single biological sample, which may be taken from suspect diseased tissue or blood, can be determined by measuring the fluorescent colour of each gene spot. When DNA chips are used to determine gene expression (the level of activity of a gene), the colours indicate whether the genes are more, less or similarly active to the normal state of gene activity.

The potential impact of DNA chips in medicine and bio-science has been likened to the impact of the computer chip in electronics, and the resemblance of the DNA chip to computer chips is not just coincidental. Just as computers get their instructions from a code made up of 0s and 1s, the human body gets its instructions from a DNA code made up of four nucleotide `letters' (A,C,G,T) that dictate growth, decay and disease.

The Human Genome Project - a publicly-funded multi-national effort aimed at obtaining the structure of every one of the estimated 140,000 human genes - is providing an explosion of information that is being incorporated into DNA chips and other genetic technologies.

GLOSSARY

Genes are the determinants of heredity and are found inside every cell, in molecules of a type called DNA. As well as being the units of heredity, genes are biological instructions for making specific chemicals, usually proteins in an organism. Just as computers get their data processing instructions from a code made up of strings of 0s and 1s, the biological instructions in the DNA are coded by strings of the 4 different nucleotide sub-units A,C,G and T. These subunits act like letters in an alphabet and determine the design of the particular protein which the gene encodes. The manufacture inside cells of proteins from the genetic code is called gene expression. When a gene is expressed, its corresponding protein is being produced and that protein typically has some functional role. If genes are changed (`mutated'), or are caused to over-express or under-express, diseases such as cancer can result. The genome of an organism is the sum of all its genetic material. In the Human Genome Project, scientists are making a library of the codes of the estimated 140,000 different genes in the human genome. Genomics is the science of identifying genes and characterising their function in both normal and physiological disease processes. Bioinformatics refers to the study, organisation and analysis of large amounts of biological information.

Pharmaceutical and biotech companies are currently using DNA chips as a research tool to generate information about the connections between genes, diseases and patient responses to drugs. It has been projected that, in a few years time, DNA chips will progress to diagnostic markets. It is envisaged that patients will have a genetic analysis performed with the aid of DNA chips, enabling a doctor to determine:

- which one of a range of possible drugs is most likely to be effective to treat the patient;

- whether the patient is likely to have a rare adverse reaction to a prescribed drug; and

-        whether the patient has a known genetic susceptibility to any disease.

DNA chips appear set to become the biotechnology tool of the next decade, and the DNA chip market is projected to grow 10 fold over the next few years.

                                      10.

Axon understands the top 20 pharmaceutical companies spend US$24 billion per year on R&D. This spending is expected to rise to between US$38 billion and US$50 billion per year by the year 2005. The percentage they spend on genomics is 10 to 20%. In addition, the approximately 1400 privately owned and quoted biotech companies were estimated to spend US$9 billion on genetic research in 1998.

4.5      AXON'S FIRST GENOMICS AND BIOINFORMATICS PRODUCTS

GENEPIX(TM) 4000 DNA CHIP SCANNER

Axon's first involvement in this new field is to design and produce laser scanning devices that optically scan the chips to record the result of the genetic analysis. This result is indicated by the colour of each of the thousands of microscopic `gene spots'. The Directors estimate that the market for DNA chip scanners in 1998 was about US$30 million and believe that the market should grow to about US$500 million in the next 5 to 8 years.

Several new techniques are now being developed to manufacture and use DNA chips. Irrespective of these advances, the Directors believe that optical scanning will remain for the foreseeable future the only efficient method of collecting the information from DNA chips.

Axon's first genomics product, the GenePix 4000 DNA chip scanner, was conceived in March 1998 and the company resolved that its development was to be a top priority. By December 1998 Axon had a working prototype and in July 1999 Axon began production and sales.

Customers who ordered one or more GenePix scanners on the basis of testing of the prototypes include:

INCYTE PHARMACEUTICALS, INC:

A developer and marketer of DNA chips and related services, market capitalisation of approximately US$4 billion as at 20 January 2000.

HYSEQ, INC:

A US based genomics company.

US NATIONAL INSTITUTE OF HEALTH, NATIONAL CANCER INSTITUTE:

A division of the US NIH, the US government's primary biomedical research body.

AMGEN, INC:

A US based pharmaceutical company, market capitalisation of approximately US$73 billion as at 20 January 2000.

AFFYMAX, INC:

A drug discovery company, owned by Glaxo-Wellcome.

DIADEXUS LLC:

A joint venture between Incyte Pharmaceuticals and SmithKline Beecham to develop new molecular diagnostics.

PROTOGENE LABORATORIES, INC:

A DNA chip manufacturer.

Distributors in Germany, France, UK, Japan and Australia have been appointed. Axon sells the GenePix directly into the US market and other countries, as it does with its existing products.

An advertising campaign started in July 1999. Based on the level of interest and the forward orders received to date, the Directors believe that the GenePix 4000 should attain a significant market share in the year 2000.

In addition to direct sales and sales through its distributors, Axon is also pursuing original equipment manufacture (`OEM') alliances with other players in the market, either for rebadging or packaging by the OEM customer with related products, such as the DNA chips themselves. The first such alliance was announced in March 1999 with Protogene Laboratories, Inc., which will resell the GenePix scanner to its customers in customised form for reading Protogene's DNA chips. A second alliance was entered into in December 1999 with Amersham Pharmacia Biotech, Inc., which will resell the GenePix scanner to its customers bundled with its proprietary microarray technology.

                                      11.

Axon is already designing the next generation of enhanced GenePix scanners which are expected to reach the market this year. Because the market requirements are evolving so rapidly, the Directors believe that there are opportunities for providing enhanced upgraded models to customers at least every 3 years.

SPOTLIGHT(TM) BIOINFORMATICS SOFTWARE

`DNA arrays appear set to become the biotechnology tool of the next decade. Resequencing, gene expression, comparative genome analysis- they seem to do it all, but the data volume they are capable of generating is overwhelming. Soon enough the expression levels of thousands of genes - as well as many mutant variants - will be documented under numerous growth and disease states. It seems inevitable that DNA arrays will drive bioinformatics software to new levels.'

                               Extract from The Scientist Magazine, May 24, 1999

`Bioformatics' refers to the study, organisation and analysis of large amounts of biological information. Bioinformatics is reaching new levels of complexity with the flood of new biological data being generated.

In January 1999, Axon commenced the design of its Spotlight bioinformatics software as a companion for the GenePix to manage the massive amounts of data extracted from Genepix images. Using Spotlight, the technician can use a variety of visualisation and analysis techniques to identify gene expression patterns or genes that express in tandem with known important genes.

Spotlight will be sold separately from the GenePix 4000. The price of Spotlight will initially be about US$8,000. Axon has designed the first version in consultation with scientists to exceed the functionality of the currently available free software from Stanford University and the National Institutes of Health and to provide seamless integration with the GenePix.

The target release date for Spotlight is May 2000.

4.6      FUTURE PRODUCTS FOR DRUG DISCOVERY AND DIAGNOSTICS

Axon intends to leverage its existing technologies from the GenePix and other products into new products for high-throughput screening in drug discovery and diagnostics. High-throughput screening is the high speed automated performance of large numbers of biological tests and is being increasingly used to accelerate the process of drug discovery. One of the factors driving the increased use of high throughput screening is the Human Genome Program and the bioinformatics revolution in which the GenePix participates. This revolution is accelerating the discovery of therapeutic targets against which candidate drugs can be tested in high throughput screening systems.

The current US market for high-throughput screening instrumentation is estimated by the Directors to be at least US$100 million per year.

The two products described below are planned for future release and Axon will explore further new product opportunities to exploit the market for high-throughput screening instrumentation and software.

CELLPIX 5000(TM) MULTI-WELL PLATE SCANNER

Multi-well plates are typically arrays of 96 or more miniature reaction vessels and are common in biochemistry labs. Multi-well plate scanners can be used to optically scan multi-well plates to simultaneously measure the effects of thousands of different drug candidates on biological material such as cell lines, membrane fractions, or pure proteins. Most existing multi-well plate scanners on the market provide only a single optical measurement on each well plate. Such limited measurements are well suited to simple chemistry but not to experiments on living cells, where the microscopic details of the cell's changes are informative. The CellPix is being designed with the intention of providing microscope-quality images of each well so that the cells in each well can be analysed in detail.

To ensure the suitability of its design for biotechnology and pharmaceutical company requirements, Axon has put together a small consortium of companies that will guide the CellPix development. The members of the consortium meet regularly with Axon's engineering and planning staff, evaluate prototypes and provide cell samples. The first members of this consortium are Cytokinetics, Geron Corporation (both located in California, USA) and Astra Arcus USA, Inc a member of the AstraZeneca, PLC group of companies. Cytokinetics is endeavouring to harness the untapped potential of the cytoskeleton, crucial to many aspects of cell function, for both drug discovery and cellular bioinformatics. Geron is a NASDAQ listed

                                      12.

biopharmaceutical company exclusively focused on discovering, developing and commercialising therapeutic and diagnostic products to treat cancer and other age-related diseases. AstraZeneca, PLC is the third largest pharmaceutical company in the world based on sales and is a therapeutic leader in gastrointestinal, oncology, anesthesia, including pain management, cardiovascular, central nervous systems (CNS) and respiratory products.

It is anticipated that the CellPix will initially be sold to pharmaceutical companies to be used for assay development and high-throughput drug screening, but the Directors believe that in the future derivatives of the CellPix could be sold to pathology laboratories for high-throughput diagnostic tests.

The CellPix is expected to make substantial use of Axon's existing software and high sensitivity camera technology and is expected to be released in late 2000.

ELECTROPHYSIOLOGY HIGH THROUGHPUT SCREENING SYSTEM

Axon understands that 11 out of the 20 biggest selling drugs in the world act on electrically active proteins (ion channels, receptors, transporters) in cell membranes. Electrophysiological techniques have traditionally been used to characterise the mode of action of these drugs. The characterisation experiments typically involve an experienced electrophysiologist (Ph.D. level scientist) conducting one experiment at a time, using equipment such as Axon's microelectrode amplifiers. The skills required to fabricate electrodes, identify cells and successfully attach the electrode to the cell are demanding. The Directors believe that an automated system to perform such measurements would be an excellent way to screen drug candidates.

Axon is planning to develop a robotic system - the RoboClamp 6000(TM) - based on Axon's existing microelectrode amplifier and data acquisition technology. It is intended that the RoboClamp 6000 will allow electrophysiological measurements to be performed simultaneously on many cells, thereby dramatically increasing the efficiency of the individual investigator.

4.7      CORPORATE GOALS

Five years from now the Directors intend Axon to be a major international manufacturer and developer of instruments and bioinformatics software for genomics, drug discovery and molecular diagnostics.

Axon's product line will be targeted at satisfying the increasing demand from pharmaceutical companies, diagnostic companies and genomics research labs for faster throughput by providing automated simultaneous operation.

Axon also intends to maintain its commitment to cellular neurosciences products and to maintain its prominent market position in this area, which to date has funded all of Axon's operations.

4.8      INTELLECTUAL PROPERTY

Axon's policy is to aggressively protect its new inventions with patents and to conduct searches with the intention of ensuring that its new products will not infringe the patents of other parties.

The Company has already concluded such searches on the GenePix scanner and has filed patent applications covering key aspects to date of the GenePix, CellPix and related technologies.

4.9      SCIENTIFIC AND TECHNICAL ADVISORS

Axon has access to a number of advisors and consultants in neurosciences, neurosurgery, genomics and laser technologies, drawn from institutions such as Stanford University, Mayo Clinic, University of California at San Francisco, California Institute of Technology, Emory University, University of Miami, and Toronto Hospital.

                                      13.

                            SECTION 5. THE DIRECTORS

ALAN STOCKDALE, 54, Chairman, was previously Treasurer (1992-1999) and Minister for Information Technology and Multimedia (1996-1999) in the Government of Victoria, Australia. He holds degrees in law and arts. Prior to his election to the Victorian Parliament in 1985 he had wide experience in Australian business specialising in industrial relations and personnel management. He worked for a decade in private industry, including five years as National Industrial Relations and Personnel Manager for Leighton Contractors Ltd. For a further ten years he then practised as a self-employed barrister specialising in industrial relations and industrial law. These positions gave him extensive experience with a wide range of sizes and types of Australian businesses. Mr. Stockdale retired from Government at the recent Victorian election.

ALAN FINKEL, 47, Chief Executive Officer, received his Ph.D. in Electrical Engineering at Monash University, Australia, in 1981. Aspects of his doctorate covered electrical transmission and synaptic activity in brain tissue. For two years he conducted postdoctoral research at the John Curtin School of Medical Research at the Australian National University. In 1983, he moved to the San Francisco Bay area to establish Axon Instruments, Inc. Dr. Finkel has been instrumental in the development of all aspects of Axon's products. In 1987, Dr. Finkel returned to Australia, where he continues in his roles of full-time Chief Executive Officer and Vice President of Research and Development of Axon. Dr Finkel spends at least 20% of his time at Axon's headquarters in Foster City, California, and the balance of his time at Axon's Melbourne office. He is also a non-executive Director of Optiscan Imaging Ltd and is a member of the Academic Advisory Committee of the Monash University Electrical and Computer Systems Engineering Department.

GEOFFREY POWELL, 57, Executive Director, is a graduate of Stanford University and holds graduate business degrees from the Wharton Graduate School of Business and from the University of Washington. He has over 25 years of corporate business experience in companies ranging in size from startups to Fortune 500, and his range of experience includes the fields of strategic and tactical planning, finance, marketing and production planning. For the eleven years prior to joining Axon, Mr. Powell's experience was at high tech corporations such as Zoecon and Protein Design Labs. He also served for five years on the corporate staff of Ford Motor Company. Mr. Powell joined Axon in 1988.

HENRY LESTER, 54, Non-executive Director, is Professor of Biology and Director of the Silvio Conte Centre for Neuroscience Research at the California lnstitute of Technology. Professor Lester has been associated with Axon since 1984. His research interests include molecular neuroscience, advanced instrumentation, physiology, and pharmacology. His laboratory group at Caltech has collaborated and patented actively in these fields. His other industrial activities focus on pharmaceutical research, especially for ion channels and receptors. He holds a B.A. from Harvard, a Ph.D. from Rockefeller, and has done research at the Pasteur Institute and the Hebrew University.

STANLEY CROOKE, PhD. M.D., 55, Non-executive Director, is founder, Chairman and Chief Executive Officer of Isis Pharmaceuticals, Inc, a San Diego based biopharmaceutical development company. Isis is a leader in the development of antisense therapy, a new class of gene-based pharmaceuticals. Prior to founding Isis, Dr Crooke was President of Research and Development for SmithKline Beecham Corporation (SKB). Prior to joining SKB, Dr Crooke helped establish the anti cancer drug discovery and development program at Bristol Myers which succeeded in bringing to market a significant number of drugs. Dr Crooke is currently also a member of the Board of Directors of biotechnology companies SIBIA, EPIX Medical, Idun Pharmaceuticals and Valentis. He is a former member of the Board of Directors of the US Biotechnology Industry Organization, section editor for biologicals and immunologicals for Expert Opinion on Investigational Drugs and a member of the Editorial Advisory Board of The Journal of Drug Targeting, Gene Therapy and Molecular Biology and Antisense Research and Development. He is currently also an adjunct professor at the University of California, San Diego and San Diego State University and previously held faculty positions at several universities for which he has earned a number of teaching awards. Dr Crooke has authored more than 400 publications and more than 250 abstracts and has edited 18 books.

                                      14.

                     SECTION 6. DETAILS OF THE PUBLIC ISSUE

6.1      DESCRIPTION OF THE OFFER

This Prospectus provides information on two distinct offers by Axon:

         (a) an offer to the public to subscribe for a total of 70,000,000 Securities in Axon at an issue price of 20 cents per Security for a total of A$14 million (`Offer'). Of the A$14 million proposed to be raised in the Offer, Consolidated Press Holdings Limited (`CPH') ACN 008 394 509 has committed to Axon to subscribe for not less than A$4.2 million of the Securities; and

         (b) an offer to be made shortly to shareholders of Circadian Technologies Limited (`Circadian') of one option, at one cent, to take up one unissued security in Axon at 20 cents at any time before 5 years from the date of issue for every 2.5 Circadian shares held as at the Record Date, being the date 10 business days after ASX quotation of the Axon Shares (each such option `Entitlement Option'). The maximum number of Entitlement Options that may be issued under this offer is 12,997,845.

This section 6 provides details in respect of the public issue of Securities. For details in relation to the offer of Entitlement Options to be made shortly to Circadian shareholders, you should refer to section 7 of this Prospectus. The rights attaching to the Securities and Entitlement Options are summarised in sections 11.8 and 11.10 respectively.

6.2      APPLICATIONS FOR SECURITIES

To participate in the Issue of Securities, the Application Form attached to this Prospectus must be completed in accordance with the instructions on the reverse side of the form and delivered to any of the following:

Computershare Registry Services Pty Ltd
Level 12,565 Bourke Street
Melbourne, Victoria 3000
Telephone: (03) 9611 5711

D&D-Tolhurst Limited
Level 30,459 Collins Street
Melbourne, Victoria 3000
Telephone: (03) 9242 4000

Saw James Capel Limited
152-158 St George's Terrace
Perth, Western Australia 6000
Telephone: (08) 9288 9288

The Application List will open at 9:00 am Melbourne time on 14 February 2000 and will remain open until 5:00 pm Melbourne time on 29 February 2000, subject to the right of the Directors to close the Application List at any time or to extend the closing date for applications without prior notice. Axon will accept lodgement of applications prior to the Applications Opening Date.

Axon reserves the right to allot to an Applicant a lesser number of Securities than the number for which the Applicant applies or to reject an application.

If the number of Securities allotted is fewer than the number applied for, surplus application money will be refunded without interest. The acceptance of applications and the allocation of Securities is at the discretion of Axon.

The minimum subscription to be raised pursuant to this Prospectus is A$8,000,000. No Securities will be allotted until the minimum subscription has been received. Subject to the requirements of the Corporations Law, if Axon does not receive the minimum subscription within four months of the issue of the Prospectus, all applications will be refunded in full without interest.

                                      15.

No brokerage or stamp duty is payable by Applicants in respect of their applications for Securities under this Prospectus. The amount payable on application will not vary during the period of the Issue and no further amount is payable on allotment.

Application money will be held in trust in a subscription account until allotment. The subscription account will be established and kept by Axon on behalf of the Applicants.

If allotments of Securities are made, all interest earned on all application monies (including those which do not result in allotments of Securities) will be retained by Axon. If the Issue of Securities does not proceed, all application monies will be refunded in full without interest (subject to the requirements of the Corporations Law).

Applicants may apply for a minimum of 10,000 Securities or a higher number of Securities in multiples of 5,000 Securities. This represents a minimum investment of A$2,000 and multiples of A$1,000 after that. Applicants are encouraged to submit their applications as early as possible, as Axon reserves the right to close the Offer at any time after the Application List opens. Axon also reserves the right to extend the period of the Offer.

Applications must be accompanied by payment in full in Australian currency of A$0.20 for each Security applied for. Payment must be by way of cheque or bank draft drawn on and payable at an Australian bank. Cheques should be made payable to `Axon Instruments Inc - Float Account' and crossed `Not Negotiable'. Application Forms must not be circulated to prospective investors unless attached to a copy of this Prospectus.

A duly completed and lodged Application Form will constitute an offer by the Applicant to subscribe for the number of Securities applied for pursuant to the Application Form.

6.3      TAXATION

Australia has entered into a special tax treaty (double taxation agreement) with the US Government to seek to prevent double taxation and allow co-operation between Australian and US tax authorities in enforcing their respective tax laws. The Australian tax implications under the double taxation agreement of investing in Securities may vary depending on the circumstances of particular investors. In general terms, the double taxation agreement will, in its current form, limit US tax on dividends paid by Axon to Australian residents to 15% on unfranked dividends. Its operation on capital or revenue gains or losses may vary depending on the circumstances of particular investors. Prospective investors are urged to consult their tax advisers regarding Australian and US federal, state, local and other tax consequences (including those under the double taxation agreement) attendant upon the acquisition, ownership and disposition of Securities. Tax laws in the US and Australia are subject to change, possibly with retroactive effect. Certain US tax issues relevant to Axon itself are described in section 11.2.

6.4      REGISTERS

Axon will establish and maintain a Principal Register (of holders of the legal interest) and a CDI Register (of the holders of the beneficial interest) of its Securities. The Registers will be maintained by Computershare Registry Services Pty Ltd and, subject to the Corporations Law, will be available for inspection between the hours of 9:00 am and 5:00 pm Melbourne time each business day.

6.5      BROKERAGE AND COMMISSIONS

The Offer is partially underwritten by the Underwriters to the amount of A$8.8 million.

The Underwriters are to receive an underwriting fee of A$200,000 each.

No brokerage or stamp duty will be payable by Applicants subscribing for Securities and Options. No brokerage commission or other such fees will be payable unless Axon is listed on the ASX.

6.6      STOCK EXCHANGE LISTING

Application will be made by Axon to the ASX, within 3 days after the issue of this Prospectus, for Axon to be admitted to the Official List of the ASX and for existing Shares in Axon (other than those which are, under the ASX Listing Rules and those which are designated by the ASX as, restricted securities, if any) and the Shares which underlie the Securities actually issued under this Prospectus to be granted Official Quotation.

                                      16.

The fact that the ASX may agree to grant Official Quotation to the shares and options is not to be taken in any way as an indication of the merits of Axon or the Securities now offered.

The ASX takes no responsibility for the contents of this Prospectus, including the experts' reports which it contains.

Axon will apply for CHESS approval for its Securities by way of CUFS. Further information on the operation of CUFS is set out in sections 2.9 and 11.8.

It is the responsibility of Applicants to determine their allocation prior to trading in Securities. Applicants who sell Securities before they receive their notice do so at their own risk.

6.7      SEC REQUIREMENTS

The Securities and Entitlement Options have not been and will not be registered under the United States Securities Act of 1933 (the `U.S. Securities Act') and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons as part of their distribution at any time or until the date that is one year after the completion of the distribution of the Securities. Following such one-year restricted period, the Securities and Entitlement Options may be sold in the United States or to, or for the account of benefit of, U.S. Persons only in transactions that are exempt from the registration requirements of the U.S. Securities Act. In addition, hedging transactions with regard to the Securities and Entitlement Options may not be conducted unless in accordance with the U.S. Securities Act. Terms used in this paragraph have the meaning given to them by Regulation S under the U.S. Securities Act.

Each subscriber/purchaser of Securities or Entitlement Options will be deemed to have represented and agreed as follows:

                  (1) It is not a U.S. Person and is not acquiring the Securities or Entitlement Options for the account or benefit of a U.S. Person.

                  (2) It understands that the Securities or Entitlement Options, as the case may be have not been registered under the U.S. Securities Act and that, if in the future it decides to offer, resell, pledge or otherwise transfer such Securities or Entitlement Options, the Securities may be offered, sold, pledged or otherwise transferred only (a) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the U.S. Securities Act or (b) pursuant to an exemption from registration under the U.S. Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

                  (3) It agrees not to engage in hedging transactions with regard to the Securities or Entitlement Options unless in compliance with the U.S. Securities Act.

                  (4) It understands that the Securities or Entitlement Options will bear a legend to the following effect unless Axon determines otherwise consistent with applicable law:

                           "THE [SECURITIES/ENTITLEMENT OPTIONS] OF AXON INSTRUMENTS INC HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE `U.S. SECURITIES ACT'). THE [SECURITIES/ENTITLEMENT OPTIONS] MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. IN ADDITION, HEDGING TRANSACTIONS WITH REGARD TO THE [SECURITIES/ENTITLEMENT OPTIONS] MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT."

                                      17.

On 7 January 2000, the US Securities and Exchange Commission (`SEC') issued a no action letter to ASX in respect of the ASX market in connection with the registration requirements of the US Securities Act. The letter provides that the Division of Corporation Finance will not recommend enforcement action to the SEC if equity securities of non-reporting US companies are offered and sold in initial public offerings offshore pursuant to Regulation S in connection with a listing on ASX in accordance with the specified procedures and restrictions.

In order that Axon may monitor compliance with SEC requirements and the conditions of the no action letter, Axon will apply for the Securities and Entitlement Options to be included as Foreign Owned Restriction (`FOR') Securities under the SCH Business Rules. The level of ownership by US Persons that will be advised to the Securities Clearing House (`SCH') is zero. If applicants are in doubt as to whether they classify as a US Person they are advised to consult their broker. Neither ASX nor the SCH is responsible for monitoring compliance with SEC requirements or US law in respect of Axon.

The Underwriters have agreed that they are not acquiring any Securities for the account or benefit of any US Person and that they have not and will not offer, sell, resell or deliver, directly or indirectly any Securities acquired by them as part of the distribution of Securities in the United States or to or for the account or benefit of US Persons, and they will not, as principal or agent, make any offers, sales, resales or deliveries of Securities in the United States or to or for the account or benefit of US Persons except as aforesaid prior to the date falling one year after the completion of the distribution of the Securities under this Prospectus.

                                      18.

       SECTION 7. OFFER OF ENTITLEMENT OPTIONS TO CIRCADIAN SHAREHOLDERS

7.1      DESCRIPTION OF THE PROPOSED OFFER

This Prospectus provides information on two distinct offers by Axon:

         (a) an offer to the public to subscribe for a total of 70,000,000 Securities in Axon at an issue price of 20 cents per security for a total of A$14 million (`Offer'). Of the A$14 million proposed to be raised in the Offer, Consolidated PressHoldings Limited (`CPH') ACN 008 394 509 has committed to Axon to subscribe for not less than A$4.2 million of the Securities; and

         (b) an offer to be made shortly to shareholders of Circadian Technologies Limited (`Circadian') of one option, at one cent, to take up one unissued Security in Axon at 20 cents at any time before 5 years from the date of issue for every 2.5 Circadian shares held as at the Record Date, being the date 10 business days after ASX quotation of the Axon Shares (each such option `Entitlement Option'). The maximum number of Entitlement Options which may be issued under the entitlement offer is 12,997,845.

This section provides details in respect of the offer of Entitlement Options to be made to Circadian shareholders. Circadian is listed on the ASX. For details in relation to the offer of Securities to the public, you should refer to section 6 of this Prospectus. Any Circadian shareholders who wish to make an application for Securities more particularly described in paragraph (a) above must do so in accordance with section 6 of this Prospectus. This section 7 only provides details to Circadian shareholders in respect of the offer of Entitlement Options.

The rights attaching to the Securities and Entitlement Options are summarised in sections 11.8 and 11.10 respectively.

7.2      APPLICATIONS FOR ENTITLEMENT OPTIONS (CIRCADIAN SHAREHOLDERS ONLY)

Shareholders of Circadian (other than shareholders with registered addresses in the United States of America, Canada or Japan) will be offered by way of rights one Entitlement Option for every 2.5 shares held in Circadian held at 5:00 pm Melbourne time on the Record Date for entitlements, being 10 business days after ASX quotation of the Axon Securities, at 1 cent per Entitlement Option. The offer will be forwarded separately to Circadian shareholders immediately following the Record Date. Special arrangements for shareholders of Circadian with registered addresses in the United States of America, Canada or Japan are set out in section 7.3.

The cost of 1 cent per Entitlement Option will be payable in full on application. The number of Entitlement Options to which a shareholder of Circadian will be entitled will be set out in the prospectus sent to Circadian shareholders. Rights to Entitlement Options will be non-renounceable.

The offer of Entitlement Options will only proceed if the Axon Shares are quoted on the ASX, following the successful completion of the offer. No Entitlement Options will be granted if this condition is not satisfied.

Please note that the right of Circadian shareholders to Entitlement Options will be non-renounceable, so the rights may not be sold or otherwise renounced or disposed of.

7.3      CIRCADIAN SHAREHOLDERS RESIDENT OUTSIDE AUSTRALIA AND NEW ZEALAND

Circadian shareholders resident outside Australia and New Zealand and shareholders who are nominees of persons resident outside Australia and New Zealand should consult their professional advisers as to whether any governmental or other consents are required, or whether formalities need to be observed, to enable them to accept their entitlements.

The prospectus to be sent to Circadian shareholders following the Record Date and any accompanying documents will not constitute an offer in any place in which, or to any person to whom, it would not be lawful to make such an offer.

Neither the rights to the Entitlement Options nor the Entitlement Options themselves nor the Securities in Axon underlying the Entitlement Options will have been registered under the securities laws of the United States of America, Canada or Japan.

                                      19.

Accordingly, the prospectus to be sent to Circadian shareholders following the Record Date and any Entitlement Offer Acceptance Form will not be sent to holders of securities registered with addresses in the United States of America, Canada or Japan, or any of their respective territories or possessions or other areas subject to their respective control.

Arrangements will be made whereby the rights to Entitlement Options of holders of Circadian shares registered with addresses in the United States of America, Canada or Japan or any of their respective territories or possessions or other areas subject to their respective control will be granted to a nominee appointed by the directors of Circadian, and the Entitlement Options sold if there is a viable market in the rights to those Entitlement Options and a premium over the expenses of sale can be obtained. Any such sale will be at such prices and otherwise in such manner as the nominee may in its sole discretion determine. The ability to sell the Entitlement Options granted to the nominee and the price obtained for them are dependent on market conditions. None of Axon, Circadian or the nominee will be subject to any liability for failure to sell Entitlement Options at any particular price. The net proceeds of the sale (if any) after deducting all costs involved in the sale and the subsequent distribution of cash, will be distributed pro rata to each of the Circadian shareholders for whose benefit the rights have been sold. The net proceeds of sale or any other monies will be paid to the Circadian shareholders concerned.

If there is not a viable market for Entitlement Options or the nominee believes the premium over the expenses of sale cannot be obtained, the nominee will not be granted the Entitlement Options, and no proceeds of sale or any other monies will be paid to the Circadian shareholders concerned.

7.4      PAYMENT FOR ENTITLEMENT OPTIONS

The cost of A$0.01 per Entitlement Option will be payable in full on acceptance of the offer to be made shortly.

7.5      STOCK EXCHANGE QUOTATION

Axon will apply to the ASX not later than 8 business days prior to the Record Date for official quotation of the Entitlement Options. No guarantee can be given that quotation will be granted.

The fact that the ASX may agree to grant official quotation to the Entitlement Options is not to be taken in any way as an indication of the merits of Axon. It is the responsibility of Circadian shareholders to determine their allocation prior to trading in Entitlement Options. Applicants who sell Entitlement Options before they receive their notice do so at their own risk.

                                      20.

                   SECTION 8. INDEPENDENT ACCOUNTANT'S REPORT

27 January 2000

The Directors
Axon Instruments, Inc.
6 Wallace Avenue                                  1101 Chess Drive
Toorak VIC 3142                                   Foster City, CA 94404
AUSTRALIA                                         UNITED STATES OF AMERICA

Dear Sirs,

INDEPENDENT ACCOUNTANT'S REPORT

1.       INTRODUCTION

This report in respect of Axon Instruments, Inc. ("Axon") has been prepared at the request of the Directors, for inclusion in a Prospectus to be dated on or about 27 January 2000 relating to the Public Offer of 70,000,000 fully paid Shares at A$0.20 in Axon. Upon listing, Axon is expected to have 351,657,491 issued Shares.

The Prospectus also refers to the offer of 12,997,845 options to acquire fully paid shares at A$0.01 in Axon to the shareholders of Circadian Technologies Limited. The Options have a 5 year term from the date of issue. The exercise price of the Options is effectively A$0.20 each. A further 4,100,000 Individual Options to acquire shares in Axon have been granted to key individuals pre-listing. Upon listing, Axon is expected to have 122,108,020 issued Share Options.

References to Axon and other terminology used in this report have the same meaning as set out in the Glossary to the Prospectus.

2.       BACKGROUND

Axon was incorporated on 15 October 1984 in the United States of America. Since that time, Axon has grown into a leading designer and manufacturer of instrumentation and software for cellular neurosciences. This market caters primarily to scientific and medical researchers in universities and pharmaceutical companies. Axon has also expanded into the development of devices and software for analysing gene chips.

Axon is based in the Silicon Valley area of California. Axon Research Pty Ltd, an Australian company based in Melbourne, has conducted research and development activities for Axon since 1988. Axon acquired Axon Research Pty Ltd on 1 January 2000. Until that time, Axon Research Pty Ltd had been owned by the same shareholders as Axon.

It is the intention of the Directors of Axon to use the funds raised through this Offer to enable the public to participate in the ownership and growth potential of Axon; to accelerate Axon's development of new products; and to provide working capital to the company.

Axon has a financial year end of 31 December. This report covers the six month period ended 30 June 1999 and the financial years ended 31 December 1998 and 1997.

3.       FINANCIAL INFORMATION

SCOPE OF OUR REVIEW

Historical financial information

The historical financial information comprises a combined balance sheet, a combined statement of operations, a combined statement of shareholders' equity, a combined statement of cash flows, a combined statement of comprehensive income and notes to the combined financial statements for the six month period ended 30 June 1999 and for the financial years ended 31 December 1998 and 1997.

                                      21.

The historical financial information is presented in accordance with Generally Accepted Accounting Principles of the United States of America ("US GAAP") and in US dollars ("US$").

There are no significant differences between US GAAP and Australian GAAP which would have a material impact on the historic financial information of Axon as detailed in the Annexure to this report.

Axon acquired Axon Research Pty Ltd on 1 January 2000. Axon therefore did not exist in its current form during the financial periods under review. The financial information of Axon (as a single entity) and Axon Research Pty Ltd have been combined for the purposes of the historical financial information contained in the Annexure.

We have audited the historical financial information of Axon for the six month period ended 30 June 1999 and for the financial years 31 December 1998 and 1997 as set out in the Annexure to this report. Axon's directors are responsible for the historic financial information. We have conducted an independent audit of their historic financial information in order to express an opinion on it to the members of Axon.

Our audits were conducted in accordance with generally accepted auditing standards of the United States of America and Australia respectively to obtain reasonable assurance about whether the historical financial information is free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion whether, in all material respects, the historic financial information is presented fairly in accordance with generally accepted accounting principles and mandatory professional reporting requirements, so as to present a view which is consistent with our understanding of Axon's financial position, the results of their operations and their cash flows.

The audit opinion expressed in this report has been formed on the above basis.

Proforma financial information

The proforma financial information comprises a proforma consolidated balance sheet as at 30 June 1999. The purpose of the proforma consolidated balance sheet is to reflect the financial position of Axon as if the following transactions relating to the Public Offer, as disclosed in Note 2 of the Annexure, had occurred on that date:

-        Acquisition of Axon Research Pty Ltd by Axon for US$155,179

-        Receipt of proceeds from Public Offer of US$8,890,000

-        Payment of costs of listing of US$952,500

- Receipt of proceeds from offer of share options to shareholders of Circadian Technologies Limited of US$82,536

- Sale of part of Axon's investment in Optiscan Imaging Limited for US$562,165

-        Issue of share options to the Directors and key individuals

The proforma financial information is presented in accordance with US GAAP and US$. There are no significant differences between US GAAP and Australian GAAP which would have a material impact on the proforma consolidated balance sheet of Axon as detailed in the Annexure to this report.

In addition to having audited the historical financial information as at 30 June 1999, we have performed a review of the proforma transactions of Axon as detailed above in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the proforma financial information as detailed in the Annexure to this report is not presented fairly in accordance with US GAAP.

Our review has been conducted in accordance with Australian generally accepted auditing standards applicable to review engagements and has been limited primarily to inquiries of Axon's personnel and analytical procedures applied to the financial data. Our review has also included a reading of contracts and other relevant documents, a reading of the minutes of directors' meetings, a reading of relevant audit working papers, ensuring consistency in application of accounting standards and policies, and certain verifications supporting the amounts and other disclosures in the financial information. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided on the proforma financial information is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion on the proforma financial information.

                                      22.

STATEMENTS

Historical financial information

In our opinion, the historical financial information of Axon presents fairly in accordance with US GAAP the financial position as at 30 June 1999, 31 December 1998 and 1997 and the results of its operations and its cash flows for the financial periods ended on those dates.

Proforma financial information

Based on our review of the proforma financial information nothing has come to our attention which would require any further modification to the proforma consolidated balance sheet in order for it to present fairly the financial position as at 30 June 1999 on the basis described in Notes 1 and 2 and in accordance with US GAAP.

Subsequent Events

To the best of our knowledge, there have been no material transactions or events subsequent to 30 June 1999, which would require a comment on or an adjustment to, the content of this report, or which would cause the information included in this report to be misleading.

The sale of part of Axon's investment in Optiscan Imaging Limited in September 1999 has been included as a proforma adjustment in the proforma consolidated balance sheet as at 30 June 1999.

Without qualification to the above statements, attention is drawn to the following matter:

The impact of the Year 2000 issue on Axon's business, and any costs entailed in identifying and rectifying the problem, could affect any reliance which it might otherwise have been reasonable to place on the financial and other prospects of Axon. Elsewhere in this Prospectus the risks to the Company arising from any impact of the Year 2000 issue are set out. We can give no assurance that the plans adopted by Axon will ensure no adverse impact of the Year 2000 problem will occur to the Company's financial results.

4.       DISCLOSURE

Ernst & Young provides taxation and other services to Axon, has been appointed auditor of Axon and will receive a professional fee for the preparation of this report.

Yours faithfully,
/s/ Ernst & Young
Ernst & Young
/s/ Don Brumley
Don Brumley
Partner

                                      23.

Annexure

                             AXON INSTRUMENTS, INC.
                                 BALANCE SHEETS

                                                                                                               COMBINED
                                                                    PROFORMA                                  DECEMBER 31,
                                                                  CONSOLIDATED        COMBINED        ---------------------------
                                                                    JUNE 30,          JUNE 30,
                                                                      1999              1999
                                                                                                         1998              1997
                                                                   ----------         ---------        ---------        ---------
ASSETS                                                                 US$              US$               US$              US$
Current assets:

   Cash and cash equivalents                                        8,980,132          553,110         1,395,956        1,653,389
   Accounts receivable, net of allowance of $51,165 at June
     30, 1999 and $48,322 & $49,500 in December 31, 1998 &
     1997, respectively                                             2,169,935        2,169,935         2,707,393        1,853,802
   Accounts receivable - employee                                       7,752            7,752            10,405            3,600
   Income taxes receivable                                             73,304           73,304            61,073          183,200
   Inventories                                                      2,796,409        2,796,409         1,611,819        1,736,162
   Deferred income taxes                                              273,425          273,425           258,287          190,151
   Other current assets                                               190,373          190,373           128,350           90,947
                                                                   ----------        ---------         ---------        ---------
Total current assets                                               14,491,330        6,064,308         6,173,283        5,711,251

Long-term receivable - employee                                        57,962           57,962            61,262           13,246
Advances to Optiscan Imaging Limited                                   79,968           79,968            75,689           77,212
Investment to Optiscan Imaging Limited                                738,609          814,786           814,786          814,786
Equipment and leaseholder improvements, net                           523,191          523,191           534,825          494,926
Restricted cash                                                        30,400           30,400            30,400           30,400
Deferred income taxes                                                 184,436          184,436           166,417          146,073
Deposits and other taxes                                               43,894           43,894            42,506           37,474
                                                                   ----------        ---------         ---------        ---------
Total assets                                                       16,149,790        7,798,945         7,899,168        7,325,368
                                                                   ==========        =========         =========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

   Accounts payable                                                   851,301          851,301           569,289          425,715
   Accrued compensation                                               335,620          335,620           289,300          239,069
   Accrued royalties                                                  103,714          103,714           107,636          103,808
   Other accrued liabilities                                          251,709          251,709           169,570           91,469
   Advances from customers                                            184,813          184,813            50,420           58,975
                                                                   ----------        ---------         ---------        ---------
Total current liabilities                                           1,727,157        1,727,157         1,186,215          919,036

Long term liabilities

   Employee entitlement provisions                                     42,734           42,734            31,728           27,153

Shareholders' equity:

   Axon Instruments, Inc. Common Stock US$0.0000375 par value;
     26,666,000,000 shares authorised, 281,272,968 shares
     issued and outstanding at June 30, 1999 and December 31,
     1998 and 1997                                                     10,548           10,548            10,548           10,548
   Axon Instruments, Inc. Common Stock A$0.20 issue price,
     70,000,000 shares issued and outstanding at June 30, 1999      7,937,500                -                 -                -
   Stock options                                                      825,360
   Axon Research Pty. Limited Common Stock; A$0.01 par value;
     1,000,000 shares issued and outstanding at June 30, 1999
     and December 31, 1998 and 1997                                         0            7,943             7,943            7,943
   Additional capital                                                 237,708          237,708           237,708          237,708
   Accumulated other comprehensive income                             (19,859)         (19,859)          (30,798)         (23,904)
   Retained earnings                                                5,388,642        5,792,714         6,455,824        6,146,884
                                                                   ----------        ---------         ---------        ---------
Total shareholders' equity                                         14,379,899        6,029,054         6,681,225        6,379,179
                                                                   ----------        ---------         ---------        ---------
                                                                   16,149,790        7,798,945         7,899,168        7,325,368
                                                                   ==========        =========         =========        =========

            The proforma balance sheet should be read in conjunction
             with the accompanying notes, with particular reference
                      to the assumptions set out in Note 2.

                                      24.

                             AXON INSTRUMENTS, INC.

                        COMBINED STATEMENTS OF OPERATIONS

                                                                      SIX MONTHS
                                                                         ENDED              YEARS ENDED DECEMBER 31,
                                                                        JUNE 30,          --------------------------
                                                                          1999             1998             1997
                                                                      -----------       -----------      -----------
                                                                           US$              US$              US$
Net sales                                                               6,551,079        13,917,742       11,683,339

Cost of sales                                                           2,919,621         5,869,648        4,862,751
                                                                      -----------       -----------      -----------
Gross profit                                                            3,631,458         8,048,094        6,820,588

Operating expenses:
Research and development                                                1,924,016         3,359,472        2,864,661
Selling, general and administrative                                     2,435,135         4,386,823        3,604,146
                                                                      -----------       -----------      -----------
Total operating expenses                                                4,359,151         7,746,295        6,468,807
                                                                      -----------       -----------      -----------

(Loss) income from operations                                            (727,693)          301,799          351,781

Other income and expenses:
Interest income, net                                                       20,968            49,471           95,692
                                                                      -----------       -----------      -----------

(Loss) income before provision for income taxes                          (706,725)          351,270          447,473

(Benefit from) provision for income taxes                                 (43,615)           42,330          108,585
                                                                      -----------       -----------      -----------
Net (loss) income                                                        (663,110)          308,940          338,888
                                                                      ===========       ===========      ===========

Axon Instruments, Inc.

   Basic net (loss) income per share                                        (0.00)             0.00             0.00
                                                                      ===========       ===========      ===========
   Diluted net (loss) income per share                                      (0.00)             0.00             0.00
                                                                      ===========       ===========      ===========
   Shares used in computing basic net income (loss) per share         281,272,968       281,272,968      281,272,968
                                                                      ===========       ===========      ===========
   Shares in computing diluted net income (loss) per share            281,272,968       281,272,968      281,272,968
                                                                      ===========       ===========      ===========
Axon Research Pty. Limited

   Basic net income (loss) per share                                         0.00              0.02             0.00
                                                                      ===========       ===========      ===========
   Diluted net income (loss) per share                                       0.00              0.02             0.00
                                                                      ===========       ===========      ===========
   Shares used in computing basic net income (loss) per share           1,000,000         1,000,000        1,000,000
                                                                      ===========       ===========      ===========
   Shares in computing diluted net income (loss) per share              1,000,000         1,000,000        1,000,000
                                                                      ===========       ===========      ===========

                                      25.

                             AXON INSTRUMENTS, INC.

                   COMBINED STATEMENT OF SHAREHOLDER'S EQUITY


                          AXON INSTRUMENTS, INC.    AXON RESEARCH PTY. LTD.
                               COMMON STOCK               COMMON STOCK                      ACCUMULATED
                          ---------------------     ----------------------                     OTHER                      TOTAL
                                                                             ADDITIONAL    COMPREHENSIVE   RETAINED    SHAREHOLDERS'
                            SHARES        AMOUNT     SHARES        AMOUNT     CAPITAL         INCOME       EARNINGS       EQUITY
                          ----------      ------    ---------      ------    ---------      ------------   --------     -----------
                                            US$                      US$         US$            US$           US$            US$
Balances at

December 31, 1996        281,272,968      10,548    1,000,000       7,943      237,708              0      5,807,996      6,064,195

Net income                                                                                                   338,888
Translation adjustment                                                                        (23,904)
Balances at              -----------      ------    ---------       -----      -------        -------      ---------      ---------
December 31, 1997        281,272,968      10,548    1,000,000       7,943      237,708        (23,904)     6,146,884      6,379,179

Net income                                                                                                   308,940
Translation adjustment                                                                         (6,894)
Balances at              -----------      ------    ---------       -----      -------        -------      ---------      ---------
December 31, 1998        281,272,968      10,548    1,000,000       7,943      237,708        (30,798)     6,455,824      6,681,225

Net (loss)                                                                                                  (663,110)
Translation adjustment                                                                         10,939
Balances at              -----------      ------    ---------       -----      -------        -------      ---------      ---------
June 30, 1999            281,272,968      10,548    1,000,000       7,943      237,708        (19,859)     5,792,714      6,029,054
                         ===========      ======    =========       =====      =======        =======      =========      =========

                                      26.

                             AXON INSTRUMENTS, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                       SIX MONTHS
                                                                          ENDED              YEARS ENDED DECEMBER 31,
                                                                         JUNE 30,          -------------------------
                                                                          1999              1998              1997
                                                                        ---------          -------------------------
                                                                           US$               US$               US$
OPERATING ACTIVITIES

Net (loss) income                                                        (663,110)          308,940          338,888
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
   Depreciation and amortization                                          199,866           379,611          362,979
   (Gain) loss on disposal of equipment and leasehold
     improvements                                                          (5,111)           (5,568)             494
   Deferred income taxes                                                  (33,157)          (88,480)         (42,319)
   Changes in operating assets and liabilities:
     Accounts receivable                                                  548,555          (863,689)          39,523
     Accounts receivable - employee                                         5,953           (54,821)         (16,846)
     Accounts receivable - related party                                   (4,279)            1,523           (3,962)
     Inventories                                                       (1,184,590)          124,343         (394,161)
     Income taxes receivable                                              (12,231)          122,127         (183,200)
     Other current assets                                                 (62,823)          (41,497)         (35,263)
     Accounts payable                                                     281,422           144,270           15,941
     Accrued liabilities                                                  120,652           134,319         (137,395)
     Advances from customers                                              134,393            (8,555)         (60,424)
     Income taxes payable                                                       -                 -         (158,099)
     Employee entitlement provisions                                        7,923             6,329                -
                                                                        ---------         ---------        ---------
   Net cash (used in) provided by operating activities                   (666,537)          158,852         (273,844)
                                                                        =========         =========        =========

INVESTING ACTIVITIES

Acquisition of equipment and leasehold improvements                      (176,309)         (415,086)        (203,450)
Deposits and other assets                                                       -            (1,199)            (507)
                                                                        ---------         ---------        ---------
Net cash (used in) investing activities                                  (176,309)         (416,285)        (203,957)
                                                                        ---------         ---------        ---------

Net (decrease) in cash and cash equivalents                              (842,846)         (257,433)        (477,801)
Cash and cash equivalents at beginning of period                        1,395,956         1,653,389        2,131,190
                                                                        ---------         ---------        ---------
Cash and cash equivalents at end of period                                553,110         1,395,956        1,653,389
                                                                        =========         =========        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest                                        -               283            1,904
                                                                        =========         =========        =========
Cash paid during the period for income taxes                               22,470                 -          490,859
                                                                        =========         =========        =========

                                      27.

                             AXON INSTRUMENTS, INC.

                   COMBINED STATEMENTS OF COMPREHENSIVE INCOME

                                                                      SIX MONTHS
                                                                         ENDED               YEARS ENDED DECEMBER 31,
                                                                        JUNE 30,             ------------------------
                                                                          1999               1998             1997
                                                                       ----------           -------          -------
                                                                           US$                US$              US$
Net (loss) income                                                        (663,110)          308,940          338,888
Other comprehensive income, net of tax Foreign currency
   translation adjustments (net of $nil tax effect)                        10,939            (6,894)         (23,904)
                                                                      -----------           -------          -------
Comprehensive (loss) income during period                                (652,171)          302,046          314,984
                                                                      ===========           =======          =======

                                      28.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.    SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Axon Instruments, Inc. ("Axon" or the "Company") is a California corporation that designs, manufactures, and markets electronic instrumentation and software for cellular neurosciences and biophysical research.

BASIS OF PRESENTATION

The combined financial statements as at and for the periods ended 30 June 1999 and 31 December 1998 and 1997 include results of operations of the Company and its wholly owned subsidiary, Axon Instruments (Europe) GmbH, and the results of Axon Research Pty. Limited, a company under common majority shareholder ownership. Significant intercompany accounts and transactions have been eliminated upon combination. Accounts denominated in foreign currencies have been remeasured using the U.S. dollar as the functional currency.

The proforma consolidated balance sheet has been prepared to reflect the position of Axon Instruments, Inc. as at June 30, 1999 after accounting for material transactions subsequent to period end that are associated with the listing, changes to the group structure or those that are considered once off such that an exclusion would mislead the proposed readers of the financial statements, as set out in Note 2.

OPERATIONS AND FINANCING

The Company is substantially dependent upon external financing to pursue its intended business activities. The Company has, during the six months ended June 30, 1999, incurred a net loss of US$663,110. Losses have resulted principally from costs incurred in research and development activities, marketing, and product introduction expenses, and from general and administrative costs. The Company's ability to return to profitable operations is dependent on its ability to successfully market and sell its products, to enter into agreements for product development and commercialization with corporate partners, and to cost-effectively manufacture its products. There can be no assurance that the Company will continue to be able to develop, commercialize, patent, manufacture, and market its products, or achieve sustained profitability. The Company's ultimate success also depends on its ability to secure financing. If such financing is not available, the Company may need to reevaluate its operating plans, and management has the intent, and believes it has the ability, to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

USE OF ESTIMATES

The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

The Company considers all cash deposits and highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents. Cash equivalents represent money market funds and government treasury bills.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company markets its products primarily to universities and research institutions in the United States and internationally (see Note 8). The Company performs ongoing evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have historically been minimal.

                                       29.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

DEPENDENCE ON KEY SUPPLIER

The Company outsources all subassembly to a single supplier. Any significant interruption to this arrangement could require the Company to qualify a new subassembler, if available, and could have a material adverse effect on the Company's results of operations and financial condition due to an inability to supply finished products in a timely manner.

REVENUE RECOGNITION

The Company generally recognizes revenue upon shipment of its systems. Estimated costs for insignificant postshipment obligations are accrued for at the time of shipment. If significant postshipment obligations exist or there are concerns about collection at the time of shipment, revenue is deferred until obligations are met or collection occurs. Cash received in advance of product shipment or fulfilment of postshipment obligations is recorded as deferred revenue. No customers have been given a contractual right of return or stock rotation privileges.

Certain of the Company's products include a significant software portion. Software revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collection is probable. Effective January 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition" ("SOP 97-2"), and SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"). SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and superseded SOP 91-1. The adoption of SOP 97-2 and SOP 98-4 did not have a material impact on the Company's financial results.

In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company has not yet determined the full effect of the final adoption of SOP 98-9 on its financial condition or results of operations.

COMPREHENSIVE INCOME

The combined financial statements have been prepared in accordance with SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130").

The concept of "comprehensive income" as applied to the preparation of the combined statement of comprehensive income is not yet recognised under Australian GAAP. However, in the form in which it applies under US GAAP, it is a similar concept to that prescribed in the revised AASB 1018 "Statement of Financial Performance", paragraph 4.3, which will be applicable to entities with financial years ending on or after 30 June 2001.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. The Company incurred US$32,265, US$60,622, and US$53,502 in advertising costs during 1999, 1998, and 1997, respectively.

INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                                       30.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NET INCOME (LOSS) PER SHARE

Basic and diluted net income (loss) per share have been calculated using the weighted-average common shares outstanding during the periods in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), issued by the Financial Accounting Standards Board.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis, which approximates actual cost on a current average or first-in, first-out basis. The Company makes inventory provisions for potentially excess and obsolete inventory based on backlog and forecast demand. However, such backlog demand is subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such backlog and forecast demand, and such differences may be material to the financial statements.

Inventories consist of the following:

                                    PROFORMA
                                  CONSOLIDATED
                                     JUNE 30,          COMBINED JUNE 30,         COMBINED DECEMBER 31,
                                  -------------        -----------------       ------------------------
                                      1999                  1999                 1998           1997
                                  -------------        -----------------       ---------      ---------
                                      US$                     US$                 US$            US$
Raw material                          1,167,230                1,167,230         577,669        495,265
Work-in-process                         747,696                  747,696         543,470        497,125
Finished goods                          881,483                  881,483         490,680        743,772
                                      ---------                ---------       ---------      ---------
                                      2,796,409                2,796,409       1,611,819      1,736,162
                                      =========                =========       =========      =========

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided on the double-declining balance method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the lease term.

Equipment and leasehold improvements consist of the following:


                                    PROFORMA
                                  CONSOLIDATED                                   COMBINED DECEMBER 31,
                                     JUNE 30,          COMBINED JUNE 30,       ------------------------
                                       1999                  1999                1998           1997
                                  -------------        -----------------       ---------      ---------
                                      US$                     US$                 US$            US$
Machinery and equipment               1,228,359                1,228,359       1,122,101        929,193
Office furniture and fixtures           238,098                  238,098         233,061        227,871
Computer equipment                    1,419,328                1,419,328       1,357,691      1,187,299
                                      ---------                ---------       ---------      ---------
Leasehold improvements                  447,468                  447,468         438,557        413,126
                                      ---------                ---------       ---------      ---------
                                      3,333,253                3,333,253       3,151,410      2,757,489
Less accumulated

depreciation and amortization         2,810,062                2,810,062       2,616,585      2,262,563
                                      ---------                ---------       ---------      ---------
                                        523,191                  523,191         534,825        494,926
                                      =========                =========       =========      =========

                                       31.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

INVESTMENTS

From March 1994 to September 1999, the Company held more than 20% of the share capital of Optiscan Imaging Limited ("Optiscan"). In September 1999, the Company sold part of its investment in Optiscan. The investment, previously equity accounted for, has been accounted for under the cost method for all periods presented, as the Company no longer has the capacity to exert significant influence over Optiscan.

SOFTWARE DEVELOPMENT COSTS

Product development costs include costs related to software products that are expensed as incurred until the technological feasibility of the product is established. After technological feasibility is established, any additional costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed" ("FAS 86"). Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, through June 30, 1999, the Company has charged all such costs to research and development expense in the period incurred.

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). The Company has elected to account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and to adopt the "disclosure only" alternative described in FAS 123.

LONG LIVED ASSETS

In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). FAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the nondiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The Company evaluates the net realizable value of long-lived assets periodically on the basis of nondiscounted cash flows in accordance with FAS 121 and has found no impairment to date.

RECLASSIFICATION

Certain reclassifications have been made to prior-year amounts to conform to the current-period presentation of the financial statements.

                                      32.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NET INCOME (LOSS) PER SHARE

Basic and diluted net income (loss) per share have been calculated using the weighted-average common shares outstanding during the periods in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), issued by the Financial Accounting Standards Board.

The following tables set forth the computation of basic and diluted net income
(loss):

AXON INSTRUMENTS, INC.


                                                               SIX MONTHS ENDED                  YEARS ENDED DECEMBER 31,
                                                                JUNE 30, 1999              -------------------------------------
                                                                     1999                      1998                      1997
                                                               ----------------            -----------               -----------
                                                                      US$                      US$                       US$
Net (loss) income                                                      (663,957)               286,515                   338,715
                                                                    ===========            ===========               ===========
Shares used in computing basic net
   income (loss) per share                                          281,272,968            281,272,968               281,272,968
                                                                    ===========            ===========               ===========
Basic net income (loss) per share                                         (0.00)                  0.00                      0.00
                                                                    ===========            ===========               ===========
Calculation of shares outstanding for
   computing diluted net income (loss)
   per share:
   Shares used in computing basic net
     income (loss) per share                                        281,272,968            281,272,968               281,272,968
   Shares used to reflect the effect of the
     assumed conversion of employee
     stock options                                                           --             86,504,504                62,691,766
                                                                    -----------            -----------               -----------
Shares used in computing fully-diluted
   net income (loss) per share                                      281,272,968            367,777,472               343,964,734
                                                                    ===========            ===========               ===========
Diluted net income (loss) per share                                       (0.00)                  0.00                      0.00
                                                                    ===========            ===========               ===========

Options to purchase 95,824,271 shares of the Company's common stock at June 30, 1999 were excluded from the computation of diluted net loss per share as they had an antidilutive effect.

                                      33.

                           AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

The following tables set forth the computation of basic and diluted net income
(loss):

AXON RESEARCH PTY. LIMITED

                                                                             SIX MONTHS
                                                                               ENDED
                                                                              JUNE 30            YEARS ENDED DECEMBER 31,
                                                                               1999               1998             1997
                                                                             ----------        ----------        ---------
                                                                                US$               US$               US$
Net income                                                                          847            22,425              173
                                                                              =========        ==========        =========
Shares used in computing basic net income per share                           1,000,000         1,000,000        1,000,000
                                                                              =========        ==========        =========
Basic net income per share                                                        (0.00)             0.02             0.00
                                                                              =========        ==========        =========
Calculation of shares outstanding for computing diluted net income per share:
    Shares used in computing basic net income per share                       1,000,000         1,000,000        1,000,000
                                                                              ---------        ----------        ---------
Shares used in computing fully-diluted net income per share                   1,000,000         1,000,000        1,000,000
                                                                              =========        ==========        =========
Diluted net income per share                                                       0.00              0.02             0.00
                                                                              =========        ==========        =========

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which will be effective for the year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. Axon believes the adoption of SFAS 133 will not have a material effect on the financial statements, since it currently does not invest in derivative instruments and engage in hedging activities.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. Axon is required to adopt SOP 98-1 effective January 1, 1999. Axon believes that the adoption of SOP 98-1 will not have a material impact on its financial statements.

2.    ASSUMPTIONS USED IN COMPILING THE PROFORMA CONSOLIDATED BALANCE SHEET

The proforma consolidated balance sheet has been prepared to reflect the position of Axon Instruments, Inc. as at June 30, 1999 after accounting for material transactions subsequent to period end that are associated with the listing, changes to the group structure or those that are considered once off such that an exclusion would mislead the proposed readers of the financial statements. The proforma consolidated balance sheet has been compiled as if the following transactions and events had occurred at June 30, 1999. The proforma consolidated balance sheet has not taken into account those events noted as subsequent set out in Note 10, on the basis that they have arisen under normal trading conditions.

                                      34.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

A.    CASH

                                                                             US$
                                                                          ---------
Cash reconciled as follows:
   Cash held as at June 30, 1999 as per pre-listing combined
     balance sheet                                                          553,110
   Proceeds due to Axon Instruments, Inc. from Public Offer
     (Note 2B)                                                            8,890,000
   Cost of listing (Note 2B)                                               (952,500)
   Proceeds from Offer of Options (Note 2B)                                  82,536
   Proceeds on sale of part of investment in Optiscan Imaging
     Limited (Note 10)                                                      562,165
   Settlement of acquisition of subsidiary                                 (155,179)
                                                                          ---------
   Cash held as per proforma consolidated balance sheet                   8,980,132
                                                                          =========

B.       SHARE CAPITAL

                                                                                  NUMBER
                                                                                 OF SHARES              US$
                                                                                -----------          ---------
Issued share capital as at June 30, 1999                                        282,272,968              18,491

Consolidation of Subsidiary Entity
Elimination of the share capital of Axon Research Pty Ltd on
  acquisition                                                                    (1,000,000)            (7,943)
                                                                                -----------          ---------
                                                                                281,272,968             10,548
Share Issue to the Public
Pursuant to the offer under this Prospectus, Axon Instruments, Inc. will issue 70,000,000 New Shares at A$0.20. The proceeds of US$8,890,000
  (A$14,000,000) net of issue costs totalling US$952,500 (A$1,500,000), are
  US$7,937,500 (A$12,500,000). Issue costs have been offset against funds
  raised and are directly  attributable to the cost of the public listing        70,000,000          7,937,500
                                                                                -----------          ---------
Issued share capital as per proforma balance sheet                              351,272,968          7,948,048
                                                                                ===========          =========

The above table is based on the assumption that no stock options are exercised during the period 1 July 1999 until after the date of this Prospectus.

Since 1 July 1999, 384,523 existing options have been converted to fully paid shares. As a result, upon listing, Axon is expected to have 351,657,491 issued shares.

                                      35.

                            AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

C.    STOCK OPTIONS

                                                                                      NUMBER
                                                                                    OF OPTIONS         US$
                                                                                    -----------      -------
Issued stock options as at June 30, 1999                                            95,824,271            --
Individual Options (See Note 6)                                                      4,100,000            --
------------------

Offer of Options (See Note 6)
----------------
Pursuant to the offer under this Prospectus, an offer will be made to shareholders of Circadian Technologies Limited of a maximum of 12,997,845 options to be priced at A$0.01 each, convertible into one common share. The proceeds are US$82,536 (A$129,978), and the options are
   valued at US$825,360 (A$1,299,785)                                                12,997,845      825,360
                                                                                    -----------      -------

Issued stock options as per proforma balance sheet                                  112,922,116      825,360
                                                                                    ===========      =======

The above table is based on the assumptions that no stock options, other than those listed above, are issued during the period 1 July 1999 until after the date of this Prospectus, and that no stock options are exercised during the period 1 July 1999 until after the date of this Prospectus.

Since 1 July 1999, 384,523 existing options have been converted to fully paid shares, 3,042,591 options have been cancelled, and a further 12,613,018 stock options issued. As a result, upon listing, Axon is expected to have 122,108,020 issued stock options.

D.    RETAINED EARNINGS

                                                                                   US$
                                                                                ---------
Retained earnings reconciled as follows:

   Retained earnings as at June 30, 1999 as per pre-listing combined            5,792,714
     balance sheet
   Elimination of pre-acquisition retained earnings of subsidiary                (147,236)
   Deemed dividend arising on offer of options to the shareholders of            (742,824)
     Circadian Technologies Limited
   Profit on sale of part of investment in Optiscan Imaging Limited               485,988
                                                                                ---------
     (Note 10)
   Retained earnings as per proforma consolidated balance sheet                 5,388,642
                                                                                =========

3.    LINE OF CREDIT

The Company has a line of credit with a bank that provides for borrowings not to exceed US$500,000. Borrowings or "advances" under the line of credit bear interest at the bank's prime rate plus 0.75%. There were no advances under the line of credit at December 31, 1998 or 1997. The line of credit expired in June 1999 (See Note 10).

                                      36.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

4.    COMMITMENTS

The Company leases certain real and personal property under noncancelable operating leases. Certain leases require the Company to pay property taxes, insurance, and routine maintenance, and include escalation clauses. Rent expense was approximately US$208,000 for the six months ended June 30, 1999 and US$416,000 and US$411,000 for the years ended December 31, 1998 and 1997, respectively.

At June 30, 1999, future minimum lease commitments under noncancelable operating leases are as follows:

                                                 US$
                                              ---------
2000                                            781,009
2001                                            761,932
2002                                            753,463
2003                                            768,492
2004                                            787,452
Thereafter                                       90,955
                                              ---------
                                              3,943,303
                                              =========

5.    STOCK OPTION PLANS

The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation is recognized.

Under the 1987 Employee Stock Option Plan (the "Plan"), as amended and restated in 1993, incentive and nonstatutory stock options may be granted by the board of directors to employees, outside consultants, and directors. The board of directors sets terms and conditions of stock options at the time of grant. The Company grants stock options under the Plan at a price not less than 100% of the fair market value of the stock at the date of grant for incentive stock options, and 85% of the fair value at the date of grant for nonstatutory stock options as determined by the board of directors. Generally subject to continued service, stock options vest over a maximum period of four years and expire ten years from the date of grant.

In 1998, the board of directors approved an increase in the shares of common stock reserved for issuance under the Plan from 79,998,000 to 133,330,000. At June 30,1999, the Company has 118,717,032 shares of common stock reserved for issuance under the Plan.

                                      37.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarises the Company's stock option activity and related information for the two years ended December 31,1998 and the six months ended June 30, 1999:

                                                                              WEIGHTED-AVERAGE
                                   AVAILABLE FOR GRANT   OUTSTANDING SHARES    EXERCISE PRICE
                                   -------------------   ------------------   ----------------
                                                                                      US$
Outstanding at December 31, 1997

                                             2,693,266           62,691,766               0.02
  Reserved                                  53,332,000                   --                 --
  Granted                                  (24,479,388)          24,279,388               0.02
  Cancelled                                    666,650             (666,650)              0.02
                                   -------------------   ------------------   ----------------
Outstanding at December 31, 1998
                                            32,212,528           86,504,504               0.02
  Granted                                   (9,319,767)           9,319,767               0.05
                                   -------------------   ------------------   ----------------
Outstanding at June 30, 1999                22,892,761           95,824,271               0.02
                                   ===================   ==================   ================

The following table summarises information about stock options outstanding at June 30, 1999:

                               Options Outstanding                          Options Exercisable
                 ------------------------------------------------   -----------------------------------
                                                 Weighted-Average
Exercise Price   Number of    Weighted-Average      Remaining          Number of       Weighted-Average
    Range          Shares      Exercise Price    Contractual Life        Shares         Exercise Price
--------------   ----------   ----------------   ----------------   ----------------   ----------------
     US$                            US$             (In years)                               US$
     0.02-0.05   95,824,271        0.02               6.79              65,589,902           0.02

PROFORMA DISCLOSURES

Proforma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997: risk-free interest rates of 4.7%, 5.8% and 6.3%, respectively; no dividend yield; no volatility; and an expected life of the options of five, five, and six years, respectively.

The minimum value method requires the input of highly subjective assumptions, including the expected life and exercise date of each option. Because the Company's incentive and nonstatutory stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                       38.

                             AXON INSTRUMENTS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Proforma information relates to the results of Axon Instruments, Inc. as these were the only stock option plans in existence during the periods presented. The Company's proforma information follows:

                                 SIX MONTHS ENDED JUNE 30,   YEARS ENDED DECEMBER 31,
                                 -------------------------   ------------------------
                                           1999                 1998          1997
                                 -------------------------   --------        --------
                                            US$                 US$           US$
Net (loss) income                        (663,957)            286,505         337,715
Less:  Compensation expense               (78,193)            (40,487)        (26,318)
                                 ----------------            --------        --------

Proforma net (loss) income               (742,150)            246,028         312,397
                                 ================            ========        ========
Proforma net (loss) income per
   share:
   Basic                                    (0.00)               0.00            0.00
                                 ================            ========        ========
   Diluted                                  (0.00)               0.00            0.00
                                 ================            ========        ========

The weighted-average fair value of options granted during the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 was US$0.01 per share for all periods presented.

Because FAS 123 is applicable only to options granted subsequent to December 31, 1994, its proforma effect will not be fully reflected until subsequent years. The effects on proforma disclosures of applying FAS 123 are not likely to be representative of the effects on proforma disclosures in future years.

6.    SHARE CAPITAL

STOCK SPLIT

On December 7, 1999, the Company's board of directors approved a 266.66-for-1 stock split of the Company's common stock. All share amounts included in the accompanying financial statements have been retroactively adjusted to reflect these changes.

CIRCADIAN ENTITLEMENT

In conjunction with the proposed listing on the Australian Stock Exchange, the board of Axon has approved the offer and sale of 12,997,845 options to shareholders of Circadian Technologies Limited, which is a significant shareholder of Axon. The options will be priced at A$0.01 each and will give the Circadian shareholders the right to buy one share of common stock in Axon for A$0.20 at any time on or before 5 years after the date of grant of the option, for every 2.5 shares held in Circadian at the record date (the date 10 business days after the ASX quotation of Axon securities). The options have been valued at A$0.10 each using the Black-Scholes model and the following assumptions; volatility of 0.5, risk-free interest rate of 6%, an exercise price of A$0.20, an estimated life of 5 years, and a dividend yield of 0%. The Black-Scholes value of the options (US$742,824) will result in a deemed dividend and reduce retained earnings available to common shareholders. The offer and sale of options to the shareholders of Circadian has been included in the proforma adjustments as at 30 June 1999.

                                       39.

                             AXON INSTRUMENTS, INC.

RIGHTS ATTACHING TO INDIVIDUAL OPTIONS

The Company has granted the following options not pursuant to the stock plan.

                                EXERCISE
                  NUMBER OF      PRICE
                   OPTIONS       A$
Geoffrey Powell   2,000,000       0.20
Stanley Crooke    1,400,000       0.20
Alan Stockdale      400,000       0.20
Chris Belyea        200,000       0.20
David Kenley        100,000       0.20

The rights attaching to the options are the same as the rights attaching to the options as set out above in the Circadian Entitlement, except for the options granted to Alan Stockdale and Stanley Crooke.

The Individual Options granted to Alan Stockdale and Stanley Crooke are for 5 years and may be exercised in the following proportions from the following dates:

(a)          the date 1 year after the issue of the options        25%
(b)          the date 2 years after the issue of the options       50%
(c)          the date 3 years after the issue of the options       75%
(d)          the date 4 years after the issue of the options      100%

DIRECTORS' INTERESTS

Set out below are details of the interests of the Directors in the securities of Axon immediately prior to lodgement of the Prospectus with the ASIC for registration:

DIRECTOR          UNDERLYING SHARES    OPTIONS
Alan Finkel          99,997,500*      10,399,740
Geoffrey Powell              --       38,532,420
Alan Stockdale               --          400,000
Henry Lester                 --        3,733,240
Stanley Crooke               --        1,400,000

*Alan Finkel's spouse, Elizabeth Finkel, also holds 99,997,500 Underlying
Shares.

7.    401(k) PLAN

In January 1993, the Company adopted a defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code. U.S. employees who meet certain minimum eligibility criteria may elect each quarter to have salary reduction contributions made to the plan. The Company may make contributions to the 401(k) plan at the discretion of the board of directors. The Company's contributions for the six months ended June 30,1999 and the years ended December 31, 1998 and 1997 were US$86,897, US$148,322 and US$121,351, respectively.

                                       40.

                             AXON INSTRUMENTS, INC.

8.    INDUSTRY AND GEOGRAPHIC INFORMATION

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), effective for financial statements for periods beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued to shareholders. Axon operates in one segment. Operating losses generated by the foreign operations of Axon and their corresponding identifiable assets were not material in any period presented.

The Company markets its products in both the United States and foreign countries through its sales personnel and distributors. Substantially all of the Company's assets are in the United States. All sales are accepted and approved in the United States. The Company's sales into different geographic areas were as follows:

                          SIX MONTHS ENDED JUNE 30,         YEARS ENDED DECEMBER 31,
                          -------------------------    -----------------------------------
                                    1999                     1998             1997
                          -------------------------    ----------------   ----------------
                             US%                           US%               US%
United States             3,528,079              54%    7,367,742    53%   5,946,339    51%
Western Europe            1,364,000              21%    3,333,000    24%   2,758,000    23%
Japan                       650,000              10%    1,012,000     7%     968,000     8%
Canada and Mexico           400,000               6%      775,000     6%     668,000     6%
Asia                        312,000               5%      578,000     4%     549,000     5%
Other foreign countries     297,000               4%      852,000     6%     794,000     7%
                          ---------             ---    ----------   ---   ----------   ---
                          6,551,079             100%   13,917,742   100%  11,683,339   100%
                          =========             ===    ==========   ===   ==========   ===

9.    INCOME TAXES

Provision (benefit) for income taxes consists of:

                                        DECEMBER 31,
                           JUNE 30,   -----------------
                             1999       1998     1997
                           --------   -------   -------
                             US$        US$       US$
Current:
   U.S. federal                  --    97,990   149,767
   U.S. state and local         800    24,137    (7,066)
   Foreign (Australian)       1,773     8,683     8,203
                           --------   -------   -------
                              2,573   130,810   150,904
                           --------   -------   -------
Deferred:

   U.S. federal            (162,262)  (46,680)  (27,254)
   U.S. state and local     116,074   (41,800)  (15,065)
                           --------   -------   -------
                            (46,188)  (88,480)  (42,319)
                           --------   -------   -------
Benefit for income taxes    (43,615)   42,330   108,585
                           ========   =======   =======

                                       41.

                             AXON INSTRUMENTS, INC.

Deferred income taxes reflect the net tax effects of tax carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of June 30, 1999 and December 31, 1998 and 1997 are as follows:

                                                                                   DECEMBER 31,
                                                JUNE 30,               ----------------------------------
                                                 1999                     1998                     1997
                                              ---------                --------                   -------
                                                 US$                      US$                       US$
Deferred tax assets:
   Net operating loss carryovers                139,031                      --                        --
   Tax credit carryovers                        235,845                 112,092                    15,894
   Inventory reserves                           203,858                 127,057                    83,502
   Book/tax depreciation differences            167,809                 166,417                   146,073
   Accrued expenses not currently
     deductible                                  50,931                  64,234                    90,756
   Long-term equity investments                 256,926                 236,618                   145,950
                                              ---------                 -------                   -------
Total deferred tax assets                     1,054,400                 706,418                   482,175

                                               (596,539)               (281,714)                 (145,951)
                                              ---------                 -------                   -------
Less valuation allowance                        457,861                 424,704                   336,224
                                              =========                 =======                   =======

The valuation allowance increased US$57,955 during the year ended December 31, 1997. The valuation allowance relates to the Company taking a conservative position in relation to future earnings. Due to the costs of product development and uncertainty over the level of future costs associated with operating as a public company, the Company does not believe at this time that it is more likely than not that all of its deferred tax assets will be realized in the foreseeable future. Accordingly, a valuation allowance has been established against those deferred tax assets which the Company does not believe at this time are more likely than not to be realized in the foreseeable future. Realizability of the deferred tax assets will be reviewed on a semiannual basis.

The following is a reconciliation between statutory federal income taxes and the total provision (benefit) for income taxes.

                                                                                                     DECEMBER 31,
                                                             JUNE 30,                      ----------------------------------
                                                               1999                         1998                       1997
                                                              -------                      ------                     -------
                                                                US$                         US$                         US$
Income (loss) before taxes                                   (706,725)                    351,270                     447,473
Statutory federal income tax provision (benefit)             (240,287)                    119,432                     152,141
State taxes, net of federal benefit                            77,137                     (11,658)                    (14,606)
Tax credits                                                   (67,649)                    (90,776)                    (49,064)
Valuation allowance                                           182,960                      14,412                          --
Foreign losses not currently benefited                         17,333                      81,637                      70,927
Other                                                         (13,109)                    (70,717)                    (50,813)
                                                             --------                     -------                     -------
                                                              (43,615)                     42,330                     108,585
                                                             ========                     =======                     =======

                             AXON INSTRUMENTS, INC.

10.      SUBSEQUENT EVENTS (UNAUDITED)

LINE OF CREDIT

In July 1999, the Company secured a line of credit with a bank which allows the Company to borrow up to US$1,250,000 under two facilities. The first facility provides for borrowings up to US$1,000,000 (the "Accounts Receivable Credit Facility"). All borrowings under the Accounts Receivable Credit Facility are due on August 10, 2000 and bear interest at 1.25% above the bank's prime lending rate. Interest on the outstanding borrowings is payable monthly. Utilization of the line of credit has been minimal during the year ended December 31, 1999.

The second facility provides for borrowings to finance the acquisition of equipment up to US$250,000 and is available through July 19, 2000 (the "Equipment Credit Facility"). All borrowings under the Equipment Credit Facility are to be repaid in equal monthly instalments over a term of between three and eight years, as determined at the time of the advance. Borrowings under the Equipment Credit Facility bear interest at either a fixed rate, to be determined at the time of the advance, or at 1.00% above the bank's prime rate, at the option of the Company.

In conjunction with the loan agreement, the Company granted the bank a security interest in all accounts, inventory, equipment, general intangibles, and contract rights of the Company.

INVESTMENTS

From March 1994 to September 1999, the Company held more than 20% of the share capital of Optiscan Imaging Limited ("Optiscan"). In September 1999, the Company sold part of its investment in Optiscan. The proceeds on sale were US$562,165, and the profit on sale was US$485,988. The sale has been disclosed as a proforma adjustment in the consolidated balance sheet as at June 30, 1999.

The investment, previously equity accounted for, has been accounted for under the cost method for all periods presented, as the Company no longer has the capacity to exert significant influence over Optiscan.

                   SECTION 9. VALUATION BY INDEPENDENT EXPERT

17 January 2000

The Directors
Axon Instruments, Inc
1101 Chess Dr
Foster City, CA 94404
United States of America

Dear Sirs

This report has been prepared in accordance with your request for an Independent Expert's Report and Valuation for inclusion in a Prospectus for the issuance by Axon Instruments, Inc ('Axon') of approximately 70 million shares at A$0.20.

We have been asked to provide an independent assessment on Axon's research activities; products and product development programs; and technology assets. A valuation of the company's intellectual property ('IP') was requested as part of the assessment. The IP as defined in our valuation includes patents, copyrights, in-house secrets, knowhow and expertise, market approvals and any other intangible assets that enable the development, production and marketing of the company's technology.

Axon has a growing business in the design, manufacturing and marketing of instruments to the neurosciences community, and has recently entered the surgical instruments arena and introduced a novel gene array reader.

WE OFFER THE OPINION THAT AXON'S BUSINESS VALUE (EXCLUDING ITS SHARE HOLDING IN OPTISCAN) IS IN THE RANGE A$74.8 MILLION TO A$84.8M (mean value of A$79.7m). The estimated value is based on extrapolation of current product sales with historically verifiable growth and the potential for the IP behind existing and new products to generate future income following adjustment of forecasts for both technical and commercial risks. In determining the net present value of the forecast cash flow we are deriving the value of the business as a whole, and express the opinion that the gap between the net tangible assets and the risk adjusted net present value is the value of the combined IP and company goodwill. We further offer the opinion that the IP is the major component of the intangible assets.

Axon holds approximately 9.6 million shares in listed company Optiscan Imaging Limited. At the time of the valuation, 31 December 1999, this shareholding was worth $24.3m.

Thus the values we ascribe to Axon are (A$ mil):

                                         LOW VALUE        UPPER VALUE
                                         ---------        -----------
NTA (31 Dec 99)                            10.1             10.1
Intangible assets (IP)                     64.6             74.8
Optiscan shares                            24.3             24.3
                                           ----            -----
TOTAL                                      99.0            109.2
                                           ====            =====


The cash flow model used in the valuation makes the assumption that Axon has, or will have, sufficient funds to support further development of products, manufacturing techniques and expanded marketing, as well as to cover any debts that the company may have currently or will incur.

We offer the opinion that the company has a sound business with existing products and has committed resources to the development of new technologies which should ensure strong growth to existing products as they are enhanced or enter new markets and should create new business opportunities through innovative products. Axon is in a commanding position to capitalise on the emerging DNA microarray technologies that will enable both gene discovery programs and the application of gene technologies to diagnosis and therapy.

BACKGROUND

Axon is a developer of products for imaging, data acquisition and analysis, physiology, electro-physiology, electrochemistry and biophysics. Products include fluorescence imaging software, image processing boards, low-noise data acquisition systems, low-noise microelectrode amplifiers and potentiometers, signal-conditioning amplifiers with customizable transducer adapters, and technical graphics and analysis software. Until recently products sales were predominantly sold to scientific and research laboratories.

The company has developed and now markets instruments for neurosurgery and neurology, for example an instrument used in pallidotomy for Parkinson's disease.

The company directly employs approximately 80 people and has offices in the United States - where most of its market is situated, and Australia - used as an R&D base. The company has distribution in France, Germany. UK, Japan and Australia. Sales have shown strong growth over the past five years, averaging 10%. Due to a high R&D spend of around 30% of turnover, profits in recent years have been constrained.

The most significant advance, a direct consequence of the research effort, has been the development of a microarray scanner, referred to as the GenePix(TM) 4000 Scanner. The instrument, which will find application in genomics research, clinical diagnostics, drug screening and forensic testing, features novel and patented hardware and software. The two colour scanner capitalises on technology previously developed at Axon in imaging and data acquisition systems for cellular neurosciences, but its design also incorporates new optomechanical techniques as well as innovative software and electronic designs. Other genomics products in development include a bioinformatics product for the analysis of large quantities of DNA microarray data as well as follow on products in the GenePix 4000 DNA microarray scanner series. Axon's management is also committed to the development of a variety of products to be used in later stages of the drug discovery process. Foremost among these is a fluorescent cell imaging system used for high throughput screening of candidate drugs.

VALUATION METHODOLOGY

Our insight into the Axon IP, as well as the markets and competition for the products, derive from discussions with relevant company principals and development scientists and examination of individual business and research plans.

To independently assess the markets and competition we conducted computerised searches of the scientific, commercial and patent literature, and searches of the Internet.

We considered a number of valuation methodologies including: establishment of replacement value, orderly realisation of component parts, capitalisation of the estimated maintainable earnings and Net Present Value (NPV) of future cash flows deriving from net margins or royalties. Consideration was also given to comparison of the IP to capital raisings, acquisitions and market capitalisation of businesses that are developing or exploiting similar products and processes.

The technique chosen was a risk adjusted Net Present Value of future cash flows, which adjusts discount rate in proportion with perceived commercial and technical risks. The discount rate is traditionally determined from a number of considerations including the cost of equity and the potential return from a risk free alternative investment. The choice of discount rate also reflects the technology field and industry risks involved.

Revenue forecasts used in the valuation models are based on historical sales and growth rates for existing products, and our independent estimates of sales for the GenePix, its derivatives and other drug discovery products such as bioinformatics software and high throughput fluorescence cell screening systems. GenePix sales derive from estimates of market size and competition, the current high level of interest in the product, and product pricing as deemed competitive in current markets and based on reliable manufacturing costs and overhead expenses.

ASSUMPTIONS

Projected revenues for Neurosciences Products are based on the historical sales with continued growth at the average rate achieved over the previous five years of 10%.

The Clinical Products sales, a new business area, are extrapolations of the 1998 figure with growth rates of 12% pa.

GenePix Microarray sales are assumed to be 200 units, at US$50,000 each in calendar year 2000, followed by growth rates of 50%, 50% and 39% for the subsequent three years. Estimated sales for 1999 are approximately 50.

The following additional assumptions have been used in our valuation model:

-        The value has been determined as at 31 December 1999;

- We have utilised current ratios for expenses to revenues as achieved by the company over the past five years, except for R&D expenditure. The company has maintained a high R&D investment culminating at 31% of turnover for the past two years. We have assumed that, as the current range of products approaches completion, the company will return to an R&D spend of 20% of turnover declining to 10% by 2003;

- We have not included any tax benefit that may derive from R&D expenses but have assumed that R&D is written of as expended;

- Before tax discount rates from 24% to 28% have been used in determining the net present value of future cash flows, corresponding to our view that there are minor technical risks associated with completing product development and moderate commercial risk in achieving the revenue forecasts;

- The NPV thus determined is assumed to be indicative of the overall business value. To determine the value of intangible assets, assumed to be LP and goodwill, we have deducted the company's net tangible assets as at 30 June 1999;

- The analysis is in constant 1999 dollars and no consideration has been allowed for inflation. The discount rate is, therefore, a real rate. A conversion rate of US$0.63 per Australian dollar has been used.

THE MARKETS & COMPETITION

Increasing genetic knowledge is generating unprecedented demand for genearray technologies. Large-scale sequencing programs, polymorphism discovery efforts, and growing interest in pharmacogenomics are all generating a greater understanding of genes and their role in health and disease.

There is considerable excitement over the potential for genearray technology, but to date the biomedical research community has had limited access to suitable instruments. To some extent the consumer is faced with a variety of incomplete technologies and is expected to `mix and match' to suit his/her particular application. This is changing as companies enter the market with more advanced and comprehensive instrumentation and as DNA chips, or slides, probes and clones become commercially available. Companies active in the area include Affymetrix, Clontech, Genometrix, Incyte and its subsidiary Synteni (DNA chips, slide arrays and filters), and Molecular Dynamics, Hewlett Packard and Fuji (readers).

To arrive at an estimate of the potential market size for the microarray technology, a technology that is currently in the process of creating a market, we considered comparison with DNA sequencer sales. Initial sales of the microarray technology will be to research laboratories conducting activities similar to those performed by DNA sequencers. As researchers move from gene sequencing to the next important task of assigning function, followed by the use of probes and markers to evaluate new tests and investigate disease processes and incidence, they will implement microarray technology to expedite activities.

Recent estimates of the annual value of gel electrophoresis DNA sequencing technology, instruments and reagents, range between US$500m and US$1,000m. Based on other biotechnology instrumentation figures, 60% of these amounts could be due to instrumentation itself.

Such an estimate would suggest 3,000 to 6,000 instruments a year.

An approximate breakdown by region would be:

North America             41%
Europe                    27%
Japan                     21%
Pacific Rim                5%
Latin America              1%
Rest of world              5%

                                      46.

It has been estimated that world sales of molecular diagnostics and gene detection products will increase rapidly during the next few years, reaching US$800 million by the millennium compared with US$360 million in 1996. The number of molecular diagnostic tests performed by clinical laboratories is still extremely small, but this is the fastest growing segment of the diagnostics market.

Our second approach aimed to derive a market based on the numbers of laboratories capable of using such an instrument. In the first instance these may be research facilities involved in gene identification, and drug and biotechnology companies. Many of these organisations may acquire multiple instruments.

As probes are already available for oncogene detection, the technology will be utilised by cancer research units, extending to pathology laboratories. Use in medical research and pathology can be expected to grow as probes become available for genetic and other diseases. Forensic applications will also be important.

In 1993 in the United States, there were roughly 29,000 medical laboratories, 13,000 in Canada and 31,000 in Europe. This number has slowly increased since that time. Roughly one third of labs in the USA had molecular testing capability (in 1997) and this will obviously increase as more routine diagnostic tests become available and as equipment prices drop.

If one assumes 100,000 relevant laboratories worldwide with only half using DNA analysis systems, a potential market of 50,000 exists. If this level of sales is achieved over 5 years, 10,000 units pa, at US$50,000, then the potential annual market is around US$500m. Genomic applications to non-human organisms may involve an equally large number of laboratories and sales.

Based on our analysis and other information we would predict that the rate of uptake by the market will be faster than it has been for DNA sequencers and that the overall market will be larger because of the broader utility of the microarray readers. Thus, a conservative estimate would see annual sales of 10,000 units within five to eight years. At US$50,000 per unit, which is the bottom end of the market, this equates to US$500m. Depending on discoveries resulting from the human genome project and the linking of genes to common diseases, diagnosis- and/or discipline-specific (i.e., cancer, food pathogens, etc) and lower cost devices will be developed resulting in significantly higher unit sales. A market of US$2,000m for instruments alone within 10 years is realistic.

RISKS

We view the ongoing growth of the company's existing neurosciences business to be readily achievable. Over the past five years the company has demonstrated consistent growth of 10% with these products and enhancements will ensure continuation at this rate. The company must continue to innovate in order to maintain its current levels of growth.

Neurosurgery is a new field for all medical and scientific instrument makers. Its growth rate is uncertain, but growth there will be, and the dominant players have still to be decided. The Axon projections used in our model are, in our opinion, based on realistic assumptions.

The Axon genearray technology has as yet to be proven in the marketplace. We have not been able to technically evaluate the GenePix or to make meaningful comparisons with competitive offerings although we have sighted testimonials from users commenting on its superior performance. There is a risk that these opinions will not be shared universally and that GenePix will not perform as well as products from established and better known companies. We have not examined production costs and it is possible that Axon may not be able to sustain a price of US$50,000.

The market will be highly contested with significant hardware vendors, such as Hewlett Packard and Molecular Dynamics, aggressively marketing their products. Axon will need to establish its credentials early to capture reasonable market share.

OTHER MATTERS

Neither Acuity Technology Management nor its principals have any pecuniary interest in Axon that could be regarded as affecting the ability to provide an unbiased opinion of the matters contained in this letter. Acuity will receive a professional fee for the preparation of this report.

                                      47.

We have given our written consent to the issue of this report as appearing in the Prospectus included in the form and context in which it appears. We have been involved only in the preparation of this Report and not in the preparation of any other part of this Prospectus, and specifically disclaim liability to any person in respect of any statements included elsewhere in this Prospectus. We have not, other than as set out above, been involved in the preparation of or authorised or caused the issue of this Prospectus.

Yours sincerely
/s/ D H RANDERSON
D H RANDERSON
Managing Director

                                      48.

                            SECTION 10. RISK FACTORS

This section identifies the areas the Directors regard as the major risks associated with an investment in Axon. Investors should be aware that an investment in Axon involves many risks which may be higher than the risk associated with an investment in other companies. The Axon Security price may be subject to significant volatility. Intending subscribers should read the whole of this Prospectus in order to fully appreciate such matters and the manner in which Axon intends to operate before any decision is made to subscribe for Securities or Entitlement Options or both.

Axon's Underlying Shares and Entitlement Options are expected to be quoted on the ASX, where their price may rise or fall. The Securities allotted under this Prospectus carry no guarantee in respect of profitability, dividends, return of capital, or the price on which they might trade on the ASX.

Certain statements in this Prospectus constitute forward-looking statements that are subject to risks and uncertainties which may cause the actual result to be different from expectations both expressed and implied.

In addition to the risks outlined above there are numerous widespread risks associated with investing in any form of business and with investing in the sharemarket generally.

There are also a range of specific risks associated with Axon's business and its involvement in the biotechnology research and development industry. Potential investors in Axon should consider that the investment has a significant speculative component and should note the following major risks prior to investing.

COMPETITION

Intense competition exists in the industries in which Axon operates, including related to:

-        developing products for existing and new markets;

-        obtaining and sustaining proprietary rights to technology; and

-        marketing, selling and distributing products.

The risk exists that one or more of the competitive products in development now or in the future will prove more efficacious, more cost effective or more acceptable to customers than the Axon product. It is possible that a competitor might position itself in the market place sooner than Axon and establish itself as the preferred vendor. Possible future competitors of Axon include large instrument and diagnostics companies that may be able to use their development and marketing resources to the disadvantage of Axon.

Such competition and new technologies can have the effect of:

-        rendering costly research and development obsolete;

-        decreasing the financial value of products or research projects; and

-        reducing pricing and profit margins.

MARKET ACCEPTANCE

While the Directors believe that Axon's existing product line for the neurosciences and neurosurgery market is mature and that Axon is well accepted by that market as a dominant player it is a newcomer to the genomics and pharmaceutical drug discovery markets. There can be no guarantee Axon will repeat that success and gain market recognition in these emerging growth markets in the timely manner that is required to maximise opportunities.

TECHNOLOGICAL UNCERTAINTIES

Certain predictions made by many commentators, to which reference has been made in this Prospectus, are to the effect that the DNA chip and other miniaturisation technologies will revolutionise the process of drug discovery and diagnostics. The potential future

                                      49.

markets for DNA chip scanners and other devices in this market is heavily sensitive to the actual extent and speed of this expected revolution. Investors should view scenarios for the future importance of these technologies as having a high degree of uncertainty.

INTELLECTUAL PROPERTY RIGHTS

Securing rights to technology and patents is an integral part of securing potential product value in the outcomes of biotechnology research and development. Competition in retaining and sustaining protection of technology and the complex nature of technologies can lead to patent disputes.

The granting of a patent does not guarantee that the rights of others are not infringed or that competitors will not develop technology to avoid Axon's patented technology.

Axon's success will depend, in part, on its ability to obtain adequate and valid patent protection, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent Axon's rights. No guarantee can be given that such protection will be successfully and validly obtained by Axon. If such patents are not granted, it may be possible for a third party to imitate or otherwise obtain and use Axon's products without authorisation or to develop and use similar technology independently. While Axon believes it has taken appropriate steps to protect its products and technology, the law may not adequately protect it in all places Axon does or may do business, or enable Axon's rights to be enforced with any adequacy. There can be no assurance that the measures taken by Axon have been, or will be, adequate to protect Axon's products and technology.

Axon intends to pursue vigorously both its existing and all future patent applications for USA, Australian and foreign patents in relation to its products. Whilst Axon Directors believe that at least some of Axon's patent applications should be successful, no guarantee can be given nor does the grant of a patent guarantee that the patent concerned is valid or that the patented technology does not infringe the rights of others.

The enforceability of a patent is dependent on a number of factors which may vary between jurisdictions. These factors include the validity of the patent and the scope of protection it provides. The validity of a patent depends upon factors such as the novelty of the invention, the requirement in many jurisdictions that the invention not be obvious in light of the prior art (including any prior use of documentary disclosure of the invention), the utility of the invention and the extent to which the patent specification clearly discloses the best method of working or carrying out the invention. The legal interpretation of these requirements often varies between jurisdictions. The scope of rights provided by a patent can also differ between jurisdictions. There can be no assurance even if Axon succeeds in obtaining the grant of patents, that others will not seek to imitate Axon's products, and in doing so, attempt to design their products in such a way as to circumvent Axon's patent rights. Additionally, the ability of the legal process to provide efficient and effective procedures for dealing with actual or suspected infringements can vary considerably between jurisdictions.

DEPENDENCE ON KEY PERSONNEL

Axon is dependent on the principal members of its scientific and management personnel, the loss of whose services could materially and adversely affect Axon and might impede the achievements of its research and development objectives.

Because of the specialised nature of Axon's business, Axon's ability to effectively maintain its program will depend in part upon its ability to attract and retain qualified research people. There can be no assurance that Axon will be able to retain sufficient qualified personnel on a timely basis, retain its key scientific and management personnel or maintain its relationships with its collaborators. The failure to retain such personnel and develop such expertise could materially adversely affect Axon's prospects for success.

RISK OF PRODUCT LIABILITY

Axon's business exposes it to potential product liability, in particular the clinical trials, manufacture, marketing and use of neurosurgical products. Axon will seek to obtain adequate product liability insurance whenever prudent. There can be no assurance that adequate or necessary insurance coverage will be available at an acceptable cost or in sufficient amounts, if at all, or that a product liability or other claim would not materially and adversely affect the business or financial condition of Axon.

ABSENCE OF DIVIDENDS

The ability of Axon to pay any dividend in the future is dependent on many factors including the outcome of its research and development and its ability to commercialise resultant products. At that time, the amount, timing and payment of any future dividend will depend on a range of factors including future capital and research and development requirements and the financial position generally of Axon at the time. There will also be factors that affect the ability of Axon to pay dividends and the timing of those

                                      50.

dividends that will be outside the control of Axon and its Directors. The Directors are therefore unable to give any assurance regarding the payment of dividends in the future, if at all.

Further, given the stage of development of Axon's potential products, it is difficult to forecast with any degree of certainty the likely financial result of Axon for the 2000 financial year or any year thereafter. Such a forecast would in the view of the Directors be potentially more likely to mislead than to inform potential investors in Axon. The Directors do not therefore intend at this stage to make any forecast of the future profitability (or otherwise) of Axon.

GROWTH MANAGEMENT AND PERFORMANCE

Axon's anticipated growth may place a significant strain on its managerial, operational and financial resources. To manage its potential growth, Axon must implement and improve its operational and financial systems and to expand, train and manage its employee base. There can be no assurance that Axon will be able to effectively manage the expansion of its operations, that Axon's systems, procedures or controls will be adequate to support its operations or that Axon management will be able to achieve the rapid expansion necessary to fully exploit the market opportunity for its product. Any inability to manage growth effectively could have a material adverse effect on Axon's business, results of operations and financial condition.

The performance of Axon's products is critical to its reputation and to its ability to achieve market acceptance of these products. Any product failure could have a material adverse effect on Axon's business, results of operations and financial conditions. Axon's performance is substantially dependent on its senior management and key technical personnel to continue to develop the technology and Axon's products. Axon's success also depends substantially on the continued efforts of its senior management team, which currently is comprised of a small number of individuals. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations and financial condition of Axon.

Axon's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel can be intense and there can be no assurance that Axon will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse effect upon Axon's business, results of operations and financial condition.

CAPITAL REQUIREMENTS

While Axon believes it will have sufficient funds after completion of the Offer to meet all of its growth and capital requirements for at least the next 24 months, Axon is operating in a dynamic and rapidly growing industry. There can be no assurance that Axon will not seek to exploit business opportunities of a kind which will require it to raise additional capital from equity or debt sources. There can be no assurance that Axon will be able to raise such capital on favourable terms or at all. If Axon is unable to obtain such additional capital, Axon may be required to reduce the scope of its anticipated expansion, which could adversely affect its business, financial condition and results of operation.

RESEARCH AND DEVELOPMENT

Axon's research and development program is dependent on Axon's research and development agreements remaining in place and the other parties to such agreements fulfilling their responsibilities. There can be no guarantee that this will be achieved.

Application of the technology to a wide range of industrial applications/processes will need a substantial increase in research and development effort. There can be no guarantee that Axon can sustain that effort in terms of manpower or financial capacity.

Research and development expenditure is by its very nature speculative. There can be no guarantee that any new technologies developed will become commercially viable products that generate revenue for Axon.

FINANCIAL PERFORMANCE

The Directors' estimates of future demand for new and existing products incorporating the technology may not be able to be achieved.

The initial objective of Axon is to further develop and commercialise its technology. It is likely that in the short term all of Axon's available funds will be used for that purpose. Therefore, investors should not anticipate the payment of dividends in the short to medium term.

                                      51.

There can be no assurance that Axon will be able to establish effective sales and distribution capabilities or be successful in gaining market acceptance for products embodying the technology.

Axon may not achieve budgeted production levels for reasons such as equipment failure, industrial disputes, shipping difficulties or a range of other causes, some of which may be totally outside the control of Axon.

FORCE MAJEURE

Axon is based in Foster City, California, an area with a high risk of earthquake activity. If an earthquake of significant magnitude were to occur, it would have a significant materially adverse effect on Axon's business and financial position. To mitigate this risk, Axon takes all precautions and safeguards as required by California law in order to reduce the risk of damage via earthquakes.

DOING BUSINESS INTERNATIONALLY

There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements (including taxation), tariffs, customs, duties and other trade barriers, longer payment cycles, problems in collecting accounts receivable, political instability, war and other political risks, fluctuations in currency exchange risk, foreign exchange controls which restrict or prohibit repatriation of funds, technology exports and import restrictions or prohibitions, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely impact on the success of Axon's international operations. Companies doing business in foreign countries may be required to obtain operating licences in new and uncertain regulatory environments. Such licences could prove to be difficult to obtain and retain, depending on government policies, customers, changes in political leadership and other factors.

Axon, headquartered in the United States and with its current or proposed operations in the United States and other parts of the world, will earn a substantial amount of its revenues in United States currency. Fluctuations in the exchange rate between the A$ and the US$ may affect Axon's earnings from the perspective of Australian shareholders. At this time, Axon has not developed any hedging strategy to deal with currency risks.

Changes in interest rates, exchange rates, relevant taxation and other legal regimes and Government policies may adversely affect Axon.

TAXATION

Australia has entered into a special tax treaty (double taxation agreement) with the US Government to seek to prevent double taxation and allow co-operation between Australian and US tax authorities in enforcing their respective tax laws. The Australian tax implications under the double taxation agreement of investing in Securities may vary depending on the circumstances of particular investors. In general terms, the double taxation agreement will, in its current form, limit US tax on dividends paid by Axon to Australian residents to 15% on unfranked dividends. Its operation on capital or revenue gains or losses may vary depending on the circumstances of particular investors. Prospective investors are urged to consult their tax advisers regarding Australian and US federal, state, local and other tax consequences (including those under the double taxation agreement) attendant upon the acquisition, ownership and disposition of Securities. Tax laws in the US and Australia are subject to change, possibly with retroactive effect. Certain US tax issues relevant to Axon itself are described in section 11.2.

The above list of risk factors ought not to be taken as exhaustive of the risks faced by Axon or by investors in Axon. The above factors, and others not specifically referred to above, may in the future materially affect the financial performance of Axon and the value of the Securities offered under this Prospectus.

Therefore, the Securities to be issued pursuant to this Prospectus carry no guarantee with respect to the payment of dividends, returns of capital or the market value of those Securities.

This investment is regarded as highly speculative and neither Axon nor any of its Directors or any other party associated with the preparation of this Prospectus guarantees that any specific objectives of Axon will be achieved or that any particular performance of Axon or of its securities or options, including those offered by this Prospectus, will be achieved.

                                      52.

                       SECTION 11. ADDITIONAL INFORMATION

         11.1     INCORPORATION

         Axon was incorporated in California on 15 October 1984, USA as a private company.

         11.2     COMPANY TAX STATUS

         Axon is a regular corporation for U.S federal and state income tax purposes. As such it is subject to U.S federal income tax rate on net taxable income at rates commencing currently at 15% for amounts up to $50,000, 25% up to $75,000 and 34% for amounts of $100,000 and over
         (with phase-out of the lower than 34% rates, to equalise to 34%). In addition, an `alternative minimum tax' may be imposed on certain items of `tax preference'. Quarterly estimated tax payments are due. Axon is currently permitted to generally carry back any net operating losses to the preceding two years and forward for 20 years. A 20% credit against income tax may currently be taken for eligible research and development expenses in excess of a base period amount.

         As a California corporation, Axon is also subject to California Franchise Tax - a corporate income tax computed similarly to U.S federal income tax. The rate is currently 9.3% on income derived from or attributable to sources within California with an $800 minimum tax. California income tax paid is deductible in computing federal income tax liability. Axon may also be subject to income tax in the other US states or foreign countries in which it does business or derives income.

         Dividends paid to Australian shareholders out of Axon's earnings and profits are subject to 15% U.S. withholding tax, under the provisions of the U.S.- Australia Income Tax Treaty. This tax should be creditable for Australian tax purposes. This discussion is based upon provisions of US law now in effect which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of US federal and state income taxation that may be relevant to a particular investor or Axon. Each potential investor should seek their own professional tax advice to consider the tax implications of their own particular circumstances. Investors should consult their own tax advisors to determine the tax effect of any investment in Axon.

         11.3     AUDIT COMMITTEE

         The Audit Committee of Axon comprises Henry Lester, Geoffrey Powell, and Stanley Crooke, directors of Axon.

         11.4     CORPORATE GOVERNANCE

         The Directors intend that Axon adopt, before the end of the reporting period ending 30 June 2000, appropriate corporate governance policies and practices as provided in Appendix 4A to the ASX Listing Rules.

         11.5     LEGAL PROCEEDINGS

         The Directors are not aware of any litigation of a material nature pending or threatened which may significantly affect Axon.

         11.6     MATERIAL CONTRACT

         The Directors consider that the following contract is significant or material to Axon or is of such a nature that an investor may wish to have particulars of it when making an assessment of whether to apply for Securities (`Material Contract'). The main provisions of the Material Contract are summarised below. To understand fully all rights and obligations pertaining to the Material Contract, it will be necessary to read it in full at the premises nominated in section 11.19.

         UNDERWRITING AGREEMENT

         The Issue is partially underwritten in the amount of A$8.8 million by D&D-Tolhurst Limited and Saw James Capel Limited (`UNDERWRITERS') under an Underwriting Agreement dated 27 January 2000 between the Underwriters and the Company.

         The following is a summary of the material provisions of the Underwriting Agreement:

         1. Immediately after the issue of all of the underwritten Securities, the Company must pay the Underwriters a fee of A$200,000 each.

                                      53.

2. The liability of the Underwriters will cease on the first to occur of:

         (a)      the Company issuing all of the underwritten Securities;

         (b) the expiration of time for the Company to give a shortfall notice to the Underwriters without the Company having done so;

         (c) the date on which the Underwriters terminate their obligations due to the occurrence of a termination event;

3. Without the Underwriters' prior written consent, the Company will not before the end of the Closing Date, issue, agree to issue, issue an invitation, or offer to issue any shares, options or any other securities other than arising from the exercise of any pre-existing options;

4. The Underwriters may by notice to the Company, terminate their underwriting liability if any of the following events occur before the Company issues the underwritten Securities. The Underwriters can only exercise their right to terminate if the Underwriters determine reasonably and in good faith that the event has or has had a material adverse effect on the Issue or will create a potentially material liability for the Underwriters under the Corporations Law:

         (a) (CHANGE IN LAW) Any of the following occurs which does or is likely to prohibit, restrict or regulate the Issue or materially reduces the level or likely level of Valid
                  Applications:

                  (i) the introduction of legislation not currently foreshadowed into the parliament of the Commonwealth of Australia or of any State or Territory of Australia;

                  (ii) the public announcement of prospective legislation not currently foreshadowed or policy by the Federal Government or the Government of any State or Territory; or

                  (iii) the adoption by ASIC or its delegates or the Reserve Bank of Australia of any regulations or policy not currently foreshadowed.

         (b)      (LISTING)

                  (i) ASX makes an official statement to any person, or indicates to the Company or an Underwriter that an ASX Approval will not be given; or

                  (ii) an ASX Approval has not been given before the Closing Date; or

                  (iii) the notification given by the Registrar on the day before the Closing Date under clause 7.2(c) indicates that the condition in paragraph (ii) of the definition of `ASX Approval' will not be satisfied; or

                  (iv) an ASX Approval is subsequently withdrawn or varied to include terms not approved by the Underwriters.

         (c) (DEFAULT) The Company is in default of any of the terms and conditions of this agreement or breaches any warranty or covenant given or made by it under this agreement and that default or breach is either incapable of remedy or is not remedied within 5 Business Days after it occurs.

         (d) (FAILS TO COMPLY) The Company or any Related Body Corporate fails to comply in relation to the Issue with any of the following:

                  (i)      the Listing Rules;

                  (ii)     a clause of its constitution;

                  (iii)    a statute; or

                  (iv) any material policy or guideline of ASIC or any other requirement, order or request made by or on behalf of ASIC or any governmental agency.

                                      54.

         (e) (CONSTITUTION ALTERED) The constitution or any other constituent document of the Company or a Related Body Corporate is amended without the prior written consent of the Underwriters, which consent must not be unreasonably withheld.

         (f)      (BUSINESS) The Company or a Related Body Corporate:

                  (i) disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property; or

                  (ii)     ceases or threatens to cease to carry on business,

                  (iii) in either case without the prior written consent of the Underwriters.

         (g) (FINANCIAL POSITION) A materially adverse change, or development involving a prospective materially adverse change, occurs in the financial or trading position of the Company or a Related Body Corporate.

         (h) (PROSPECTUS) Without limiting any other paragraph of this schedule:

                  (i)      there is a material omission from the Prospectus;

                  (ii) the Prospectus contains a material statement that is false or misleading; or

                  (iii) a material statement in the Prospectus becomes false or misleading.

         (i) (CORPORATIONS LAW) Without limiting any other paragraph of this schedule:

                  (i) ASIC applies for an order under section 1004 of the Corporations Law in relation to the Prospectus and the application is not dismissed or withdrawn before the Issue is completed; or

                  (ii) ASIC gives notice of intention to hold a hearing in relation to the Prospectus under section 1033(3) of the Corporations Law or makes an interim order under section 1033(4) of the Corporations Law.

         (j) (SUPPLEMENTARY PROSPECTUS) Any Underwriter reasonably forms the view that a supplementary prospectus or a replacement prospectus must be lodged with ASIC under section 1023B(2) or section 1024(2) of the Corporations Law and the Company does not lodge a supplementary prospectus or a replacement prospectus in the form, with the content and within the time reasonably required by the Underwriter.

         (k) (INDICTABLE OFFENCE) A director (or, if he is not a director, the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer) of the Company or a Related Body Corporate is charged with an indictable offence relating to a financial or corporate matter.

         (l) (INSOLVENCY EVENT) An Insolvency Event occurs with respect to the Company or a Related Body Corporate.

         (m) (ALL ORDINARIES INDEX) the All Ordinaries Index of the ASX falls 10% below the level of the All Ordinaries Index at the date of this agreement for a period of 3 consecutive Business Days.

         (n) (NASDAQ INDEX) the NASDAQ Index falls 10% below the level of the Index at the date of this Agreement for a period of 3 consecutive Business Days.

5. The Underwriters are to seek subscriptions in accordance with the provisions relating to the US Securities Act and no action letter issued by the SEC as outlined in the Prospectus.

                                      55.

         11.7     SHARE CAPITAL

         The existing shareholders are as follows:

                                            Number of               % prior to Offer         % on completion of Offer
         Holder                            Securities                  (approx)(2)                (approx)(3)
------------------------                   ----------               ----------------         ------------------------
Alan Finkel                                99,997,500                      35.5                        28.4

Elizabeth Finke(l)                         99,997,500                      35.5                        28.4

Circadian Technologies                     66,665,000                      23.7                          19

Limited(1)

Exercised Optionholders(4)                 14,997,491                       5.3                         4.3

         1.       Through its wholly owned subsidiary, Precision Patchclamps
                  (Int) Pty Ltd CAN 006 455 465.

         2.       Before exercise of existing unexercised options in Axon.

         3. Assumes successful completion of capital raising under this Prospectus and before exercise of any of the options granted by Axon.

         4. Comprises various executives and employees who have exercised options prior to the Offer.

         11.8     RIGHTS ATTACHING TO SECURITIES

         The Securities to be issued under this prospectus are a form of CHESS Depositary Interest (`CDIS') known as CHESS Units of Foreign Securities (`CUFS'). Holders of CUFS will become registered holders of the beneficial interest in the Underlying Shares of Axon. Legal ownership is to be vested in CHESS Depositary Nominees Pty Ltd (`CDN'), a wholly owned subsidiary of ASX Settlement and Transfer Corporation Pty Ltd.

         The relationship between Axon, CDN and holders of CUFS is governed by the Securities Clearing House (`SCH') Business Rules which have force under the Corporations Law.

         RIGHTS UNDER SCH BUSINESS RULES

         The following is a summary of the rights and obligations of these parties as set out in the SCH Business Rules.

         TITLE

         Axon must cause the legal title to the securities underlying the CUFS, ie: Shares in Axon (`Underlying Shares'), to be vested in CDN.

         The beneficial title to the Underlying Shares is vested in the holders of CUFS. The holders of CUFS are to receive all direct economic benefits and any other entitlements with respect to the Underlying Shares.

         CDN is not to dispose of any of the Underlying Shares unless authorised by the SCH Business Rules, and is not able to create any interest that is inconsistent with the title of the holders of CUFS.

         REGISTERS

         Axon is to maintain an Underlying Share register containing information on the holder(s) of the Underlying Shares (ie legal interest).

                                      56.

         Axon must also maintain a CDI register (comprising an issuer sponsored subregister of CUFS and an uncertificated CHESS subregister of CUFS) that contains all information that would otherwise be required to be kept under the Corporations Law as if Axon were an Australian listed company and the CUFS were physical securities of that company.

         Axon must ensure that at all times the total number of Securities on the CDI register reconciles with the number of Securities registered in the name of CDN on the Underlying Share register.

         Axon must make available for inspection the Underlying Share register and the CDI register as if that register were a register of securities of an Australian listed public company.

         TRANSFER

         Unless permitted by the ASX Listing Rules, Axon or CDN must not refuse nor fail to register, nor give effect to, nor otherwise interfere with the processing and registration of a transfer of CUFS.

         Any obligation to transfer a quantity of Underlying Shares shall be made by initiating a transfer of the corresponding quantity of CUFS in respect of the Underlying Shares.

         DIVIDENDS

         Any dividend declared in respect of the Underlying Shares vested in CDN is to be distributed to the holder of the CUFS.

         CDN is taken to have directed Axon to distribute any dividend that would otherwise be payable to it under Axon's constitution to the holders of CUFS.

         BONUS ISSUES, RIGHTS ISSUES AND RECONSTRUCTIONS

         Axon must administer all bonus issues, rights issues, merger and reconstructions that result in the issue of additional or replacement Underlying Shares so that the benefits are distributed to holders of CUFS on the same terms as would otherwise have applied if the holders of CUFS were the holders of the Underlying Shares.

         DIVIDEND REINVESTMENT AND BONUS SHARE PLANS

         In relation to any dividend reinvestment scheme or bonus share plan in respect of the Underlying Shares. Axon must:

         - make available to the holder of the CUFS all benefits and entitlements arising under the dividend reinvestment scheme or bonus share plan;

         - distribute all benefits and entitlements arising under the dividend reinvestment scheme or bonus share plan to the holder of CUFS;

         - ensure that any right under such a plan to elect to receive securities rather than cash is exercised by the holders of CUFS rather than CDN; and

         - if the holders of CUFS elect to receive securities, issue Underlying Shares to CDN and distribute corresponding CUFS to the holder of the CUFS.

         VOTING

         CDN as the shareholder of record of Axon's stock will receive notice of all shareholder meetings and be entitled to attend and vote at Axon shareholder meetings. Except for shareholders' votes regarding the election of Directors, shareholders are entitled to one vote per share on all matters to be voted upon by the shareholders. When a shareholder vote regards the election of Directors, shareholders are entitled to Cumulative Voting if the candidates' names have been placed in nomination prior to the voting and any shareholder has given notice prior to the voting of the shareholder's intention to cumulate the shareholder's votes.

                                      57.

         Holders of CUFS are not entitled as of right to attend meetings of holders of Underlying Shares, however Axon will invite CUFS holders to attend shareholder meetings but they will not be permitted to vote other than by direction to CDN.

         Axon must send a notice of the meeting to each holder of CUFS at the address recorded in the CDI register if any meeting is convened for the holders of Underlying Shares. The notice must:

         (a) inform the holder of the CUFS of his or her rights to direct CDN on how it should vote with respect to the resolutions described in the notice;

         (b) make provision for a direction to be given by the holders of CUFS in relation to how CDN should so vote;

         (c) provide the time and date by which holders of CUFS must provide their direction to CDN; and

         (d) make appropriate arrangements to collect and process any direction by holders of CUFS and provide CDN with a report in writing that clearly shows how CDN must exercise its right to vote by proxy at the meeting, in sufficient time to enable CDN to lodge a proxy for the meeting.

         Following the time and date by which holders of CUFS must provide their direction to CDN, CDN will calculate the number of votes in favour of the resolution, the number of votes against the resolution and the number of votes abstaining. CDN shall then appoint two proxies. One of the two proxies shall indicate the number of CUFS in favour of the resolution described in the proxy, and the second proxy shall indicate the number of CUFS against the resolution described in the proxy.

         If it is necessary or appropriate that a meeting of the holders of CUFS be convened, the notice and conduct of the meeting shall be held in accordance with the Constitution and By-law requirements which would apply to ordinary shareholders.

         11.9 RIGHTS UNDER AXON CONSTITUTION AND BY-LAWS IE: RIGHTS ATTACHING TO THE UNDERLYING SHARES

         VOTING

         Every holder of shares present in person or by proxy, attorney or representative at a meeting of shareholders has one vote on a vote taken by a show of hands, and, on a poll every holder of shares who is present in person or by proxy, attorney or representative has one vote for every fully paid share held by him or her, and a proportionate vote for every partly paid share, registered in such shareholder's name on the Company's share register.

         Under Californian law, shareholders have the right to invoke Cumulative Voting when appointing Directors.

         DIVIDENDS

         Dividends are payable out of the Company's profits and are declared or determined to be payable by the Directors. Dividends declared will be payable on the shares at a fixed amount per share.

         TRANSFER OF SHARES

         A shareholder may transfer shares by a written transfer in any usual form or any other form approved by the Directors, in accordance with the Constitution and By-laws of the Company and Californian Corporations Code.

         The directors of the Company may only refuse to register any transfer of shares, where expressly permitted by the Listing Rules.

         MEETINGS AND NOTICE

         Each shareholder is entitled to receive notice of and to attend general meetings for the Company and to receive all notices, accounts and other documents required to be sent to shareholders under the constitution of the Company, the Californian Corporations Code or the Listing Rules.

                                      58.

         LIQUIDATION RIGHTS

         Once all the liabilities of the Company are satisfied, a liquidator may, with the authority of a special resolution of shareholders, divide among the shareholders at the time the whole or any part of the remaining assets of the Company. The liquidator may with the sanction of a special resolution of the Company vest the whole or any part of the assets in trust for the benefit of shareholders as the liquidator thinks fit, but no shareholder of the Company can be compelled to accept any shares or other securities in respect of which there is any liability.

         SHAREHOLDER LIABILITY

         As the shares offered and currently issued by the Company are fully paid shares, they are not subject to any calls for money by the Directors and will therefore not become liable for forfeiture.

         AMENDMENTS TO CONSTITUTION AND BY-LAWS

         New clauses and by-laws may be adopted or existing clauses and by-laws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote or by the Board of Directors.

         11.10    RIGHTS ATTACHING TO ENTITLEMENT OPTIONS

         Entitlement Options will be issued shortly to Circadian shareholders (see section 7 for details).

         The following are the rights attaching to Entitlement Options: Each Entitlement Option will entitle the holder of the option (`Optionholder') to subscribe for and be issued either one fully paid ordinary share (`Share') or, if there are CUFS over Underlying Shares on issue at the time of exercise, one CUFS over one Underlying Share (the share or the CUFS, as applicable, `Option Security') in Axon on the terms and conditions set out below:

         1. Each Entitlement Option is exercisable at any time on or before 5.00 pm Melbourne legal time on 5 years from date of issue.

         2. The Entitlement Options may be exercised wholly or in part by giving notice in writing (`Notice of Exercise') to Axon at any time during the Option Period.

         3. The exercise price for each Entitlement Option (which is payable immediately on exercise) is A$0.20 (`Exercise Price').

         4. On receipt by Axon of the Notice of Exercise and payment of the relevant Exercise Price, Axon must, within 14 days, allot to the Option Holder the number of Option Securities in respect of which the Entitlement Option is exercised and despatch the relevant certificate for the Option Securities or other appropriate acknowledgement as soon as reasonably practicable thereafter.

         5. If there are CUFS over Underlying Shares on issue at the time of exercise, on receipt by Axon of the Notice of Exercise and payment of the relevant Exercise Price, Axon must, within 14 days, allot to CDN an equal number of Underlying Shares to the number of Option Securities required to be allotted

         6. Option Securities allotted on the exercise of any Entitlement Options will rank equally in all respects with the then existing issued Securities or Underlying Shares (as applicable) in Axon.

         7. Adjustments to the number of Securities over which Entitlement Options exist and/or the Exercise Price may be made as described in paragraph 9 to take account of changes to the capital structure of Axon by way of pro rata bonus and cash issues. Axon agrees to notify all Option Holders and its Home Branch within one month after the record date for a pro rata bonus or cash issue, of any adjustment to the number of Securities over which the Entitlement Options exist and/or any adjustment to the Exercise Price.

         8. Subject to paragraphs 7 and 9 Entitlement Options do not confer rights to participate in new issues of securities of Axon.

                                      59.

         9. The method of adjustment for the purpose of paragraph 7 shall be in accordance with Listing Rule 6.22.2 and 6.22.3 of the Official Listing Rules of the Australian Stock Exchange Limited which provides:

                  (a)      Pro-Rata Cash issues

                           Where a pro-rata issue is made (except a bonus issue) to the holders of underlying securities, the Exercise Price of an option may be reduced according to the following formula:

                                     O'      =      O -      E[P-(S+D)]
                                                             ----------
                                                               N + I

                                   Where:

                                     O'      =      the new exercise price of
                                                    the option.

                                     O       =      the old exercise price of
                                                    the option.

                                     E       =      the number of underlying
                                                    securities into which one
                                                    option is exercisable.

                                     P       =      the average market price per
                                                    security (weighted by
                                                    reference to volume) of the
                                                    Underlying Share during the
                                                    5 trading days ending on the
                                                    day before the ex rights
                                                    date or ex entitlements
                                                    date.

                                     S       =      the subscription price for
                                                    a security under the pro
                                                    rata issue.

                                     D       =      the dividend due but not
                                                    yet paid on the existing
                                                    underlying securities
                                                    (except those to be issued
                                                    under the pro rata issue).

                                     N       =      the number of securities
                                                    with rights or entitlements
                                                    that must be held to receive
                                                    a right to one new security.

                  (b)      Pro-Rata Bonus Issues

                           If there is a bonus issue to the holders of the underlying securities, on the exercise of any options, the number of securities received will include the number of bonus securities that would have been issued if the options had been exercised prior to the record date for bonus issues. The Exercise Price will not change.

         10. In the event of any reorganisation (including consolidation, sub-division, reduction or return) of the issued capital of
                  Axon:

                  (a) the number of Entitlement Options or the Exercise Price or both shall be reorganized (as appropriate) in a manner which will not result in any benefit being conferred on the Option Holders which are not conferred on securityholders of Axon; and

                  (b) Axon may round up the number of Securities to be received on conversion of the Entitlement Options if the rounding up is approved at a meeting of securityholders which approves the reorganisation.

         11. In any reorganisation as referred to in paragraph 10, the rights of an Optionholder will comply with the ASX Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

         12. All Entitlement Option Securities will lapse in the event of the liquidation of Axon.

                                      60.

         11.11    RIGHTS ATTACHING TO INDIVIDUAL OPTIONS

         Axon has granted the following options not pursuant to the stock plan which is discussed in section 11.12.

    Holder                                   Options
---------------                             ---------
Geoffrey Powell                             2,000,000

Stanley Crooke                              1,400,000

Alan Stockdale                                400,000

Chris Belyea                                  200,000

David Kenley                                  100,000

         The rights attaching to these options are the same as the rights attaching to the Entitlement Options as set out in section 11.10, except for the options granted to Alan Stockdale and Stanley Crooke.

         The Individual Options granted to Alan Stockdale and Stanley Crooke are for 5 years and may be exercised in the following proportions from the following dates:

         (a)      the date 1 year after the issue of the options 25%

         (b)      the date 2 years after the issue of the options 50%

         (c)      the date 3 years after the issue of the options 75%

         (d)      the date 4 years after the issue of the options 100%

         The Individual Options are non-transferable. Otherwise the rights attaching to these options are the same as the rights described in section 11.10.

         11.12    RIGHTS ATTACHING TO ORIGINAL OPTIONS

         Original Options have been granted to employees, officers and executives of Axon and associated research staff pursuant to a stock plan adopted by Axon's Board of Directors and shareholders in 1987. The stock plan was amended and restated in 1997 and amended again in 1999. The purpose of the stock plan is to offer selected employees, Directors and consultants an opportunity to acquire a proprietary interest in the success of Axon, and to increase such interest, by purchasing Shares of Axon's stock. The stock plan provides awards, which may include incentive stock options, non-statutory stock options and stock awards. The Board has reserved a total of 146,663,000 Shares of common stock under the plan of which 26,555,334 remain available for grant as of 24 January 2000. As at 24 January 2000, 14,997,491 Shares had been issued upon the exercise of stock options granted under the stock plan and 105,010,175 stock options are currently unexercised and are exercisable at prices ranging from A$0.03 to A$0.20 (based on current exchange rates). As at 24 January 2000, 75,437,581 of the unexercised stock options had vested (72% of the total amount of stock options issued that remain unexercised).

         If all unexercised options under the plan were exercised Axon would receive consideration of approximately A$5.9 million. If all options vested as at 24 January 2000 were exercised, Axon would receive consideration of approximately A$2.6 million. Any Original Options which have been granted but which expire or terminate unexercised are returned to the plan and may be granted at a later date to any qualified recipient.

         A committee, initially comprised of the Board of Directors, serves as the plan administrator of the stock plan (`Committee'). The Board of Directors may suspend or terminate the stock plan at any time. Unless sooner terminated by the Board of Directors, the plan will terminate on 1 January 2008.

                                      61.

         STOCK AWARDS

         The stock plan authorises the Committee to award shares of common stock subject to terms, conditions and restrictions by the Committee in its sole discretion. The terms, conditions and restrictions that the Committee has the power to determine include the manner in which Shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of restricted stock will occur because of termination of the holder's services.

         Holders of restricted stock are shareholders of Axon and generally have all rights of shareholders with respect to those shares.

         No awards granted under the stock plan may be assigned or transferred by the holder.

         In addition to share awards, the Committee can award the right to purchase shares at a price not less than 85% of the fair market value of the shares. For any participant who owns stock possessing more than 10% of the voting power of all classes of outstanding stock of Axon or any of its subsidiaries, the Committee can award the right to purchase shares at a price not less than 100% of the fair market value.

         STOCK OPTION GRANTS

         The Committee has the authority to select individuals to receive options under the stock plan and to specify the terms and conditions of each option granted, the exercise price, the vesting provisions and the option term.

         For non-statutory stock options, the exercise price must be not less than 85% of the fair market value of the common stock on the grant date, and for incentive stock options, the exercise price must be equal to at least the fair market value of the common stock on the grant date. For any employee who owns stock possessing more than 10% of the voting power of all classes of outstanding stock of Axon or any of its subsidiaries, the exercise price of any stock option granted must equal at least 110% of the fair market value of a share on the grant date, and, in the case of an incentive stock option, the term of such incentive stock option must not exceed five years.

         The Committee at its sole discretion may determine when an Original Option is to expire, but the term of an Original Option must not exceed 10 years. If an Original Option holder's service with Axon terminates, the Original Option will expire at the expiration date determined by the plan administrator or after 6 months (12 months if service terminates due to death or total and permanent disability) from termination, if earlier.

         No stock option granted under the stock plan may be assigned or transferred by the holder other than by will or the applicable laws of descent and distribution.

         During the Original Option holder's lifetime, awards may be exercised only by the holder, or the holder's guardian or legal representative.

         The vesting provisions of any stock option granted will be determined by the Committee at its sole discretion, but Original Options must vest at least as rapidly as 25% in each of the first four years from the grant.

         An Original Option holder has no rights as a shareholder with respect to shares covered by the Original Option until such person is entitled to receive such shares.

         In the event of a subdivision of the outstanding stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in the form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding stock into a lesser number of Shares, a recapitalization, a spinoff, a reclassification, a stock split or a similar occurrence, the Committee may adjust the number of Original Options available for future grants, the number of Original Options granted to an individual, and/or the exercise price of such Original Options.

         In the event that Axon is a party to a merger or consolidation, each outstanding Original Option will be subject to the terms of the merger agreement. In the event Axon is not the surviving corporation and the surviving corporation will not assume the outstanding Original Options, the agreement of merger or consolidation may provide for payment of a cash settlement for exercisable options equal to the difference between the amount to be paid for one Share under such agreement and the exercise price and for the cancellation of Original Options not exercised or settled, in either case without the Original Option holder's consent.

                                      62.

         11.13    DIRECTORS' INTERESTS

         Except as disclosed in this Prospectus, no Director of Axon, or firm in which a Director is a partner, has any interest, nor has had any interest within 2 years before the lodging of this Prospectus for registration, in the promotion of Axon nor has received nor is entitled to receive any sum for services rendered by himself or the firm either to induce him to become or qualify him as a Director, or otherwise in connection with the promotion or formation of Axon.

         SHAREHOLDING QUALIFICATIONS

         The Directors are not required to hold any securities in Axon under the Constitution and By-laws of Axon.

         REMUNERATION OF DIRECTORS

         The Constitution and By-laws of Axon provide that the non-executive directors may collectively be paid as remuneration for their services a fixed sum not exceeding the aggregate maximum sum from time to time determined by Axon in general meeting (currently US$200,000).

         For the current financial year ending 30 June 2000, it is expected that the non-executive directors fees will collectively not exceed A$150,000 per annum.

         A Director may be paid fees or other amounts as the Directors determine where a Director performs special duties or otherwise performs services outside the scope of the ordinary duties of a director. A Director may also be reimbursed for out of pocket expenses incurred as a result of their directorship or any special duties.

         Each of the Executive Directors, Alan Finkel and Geoffrey Powell, will receive salaries from Axon as employees. The employment arrangements provide for the payment of salaries and other benefits on commercial terms commensurate with the salary packages offered to the executive directors of public companies of a similar size and industry grouping and are on normal commercial terms. Henry Lester, a non executive director, receives a fee for scientific consulting. The fee paid is consistent with the amount paid to other scientific consultants for similar levels of consulting.

         DIRECTORS' INTERESTS

         Set out below are details of the interests of the Directors in the securities of Axon immediately prior to lodgement of the Prospectus with the ASIC for registration:

   Holder                                           Underlying Shares                    Options
---------------                                     -----------------                   ----------
Alan Finkel                                            99,997,500*                      10,399,740

Geoffrey Powell                                                 -                       38,532,420

Alan Stockdale                                                  -                          400,000

Henry Lester                                                    -                        3,733,240

Stanley Crooke                                                                           1,400,000

         * Alan Finkel's wife, Elizabeth Finkel, also holds 99,997,500 Underlying Shares.

         The Directors may subscribe for Securities under this Prospectus.

         11.14    OTHER INTERESTS OF DIRECTORS

         Alan Finkel and his wife, Elizabeth Finkel, are shareholders of Circadian, which:

                                      63.

         (a) owns 100% of Precision Patchclamps (Int) Pty Ltd which in turn owns 66,665,000 Axon Shares; and

         (b)      enables them to participate in the grant of Entitlement
                  Options.

         11.15 INTERESTS AND CONSENTS OF EXPERTS

         Except as set out in this Prospectus, no expert nor any firm in which any expert is a partner, has any interest nor has had any interest in the two years prior to the lodgement of this Prospectus for registration, in the promotion of Axon, and no amounts have been paid or agreed to be paid to any expert or any firm in which such expert is a partner, for services rendered by the expert or firm in connection with the promotion or formation of Axon.

         (a) Ernst &Young has prepared the Independent Accountant's Report included in the Prospectus. Axon has agreed to pay the fees of Ernst &Young for this work on the basis of its usual time related charge out rates. Total estimated fees for this work:A$460,000.

                  Ernst &Young has given its written consent to the issue of this Prospectus with the report appearing in section 8 of this Prospectus included in the form and context in which it appears and has not withdrawn that consent prior to the date of lodgement of this Prospectus with the Australian Securities and Investments Commission.

         (b) Acuity Technology Management Pty Ltd has prepared the valuation of Axon included in this Prospectus.

                  Acuity Technology Management Pty Ltd has given its written consent to the issue of this Prospectus with the report appearing in section 9 of the Prospectus included in the form and context in which it appears and has not withdrawn that consent prior to the date of lodgement of the prospectus with the Australian Securities and Investments Commission. Total fees for this work: A$11,500.

         11.16    CONSENTS TO BE NAMED

         Each of the following has consented (and has not withdrawn such consent prior to the lodgement of the Prospectus for registration) to be named in the Prospectus as performing, or having performed, in the capacity specified:

         -        Minter Ellison -Australian Solicitors to the Issue

         -        D&D-Tolhurst Limited - Underwriter

         -        Saw James Capel Limited - Underwriter

         -        Ernst &Young (Australia) - Independent Accountants

         -        Ernst &Young LLP (US) - Auditors

         -        Computershare Registry Services Pty Ltd - Share Registry

         -        Acuity Technology Management Pty Ltd - Independent Valuer

         11.17    RESPONSIBILITY STATEMENTS

         Ernst &Young (Australia) has been involved only in the preparation of the Independent Accountants' Report set out in section 8 of this Prospectus, and the above references to its name and has not been involved in the preparation of any other part of this Prospectus, and specifically disclaims liability to any person in respect of any statements included elsewhere in this Prospectus. Ernst &Young (Australia) has not, other than as set out above, been involved in the preparation of or authorised or caused the issue of this Prospectus.

         D&D-Tolhurst Limited and Saw James Capel Limited have not been involved in the preparation of this Prospectus other than this paragraph and the references in this Prospectus to its name. D&D Tolhurst Limited and Saw James Capel Limited have consented only to be named in this Prospectus as having acted in the capacity of Underwriters to the Issue and specifically disclaims liability to any person in respect of any statements included in or any omissions from this Prospectus.

         Ernst &Young LLP (US) has not been involved in the preparation of this Prospectus other than this paragraph, and the references in this Prospectus to its name. Ernst & Young LLP (US) has consented only to be named in this Prospectus as having acted as Auditors and specifically disclaims liability to any person in respect of any statements included in or any omissions from this Prospectus.

                                      64.

         Computershare Registry Services Pty Ltd has not been involved in the preparation of this Prospectus other than this paragraph and the references in this Prospectus to its name. Computershare Registry Services Pty Ltd has consented only to be named in this Prospectus as having acted in the capacity of Share Registry to Axon and specifically disclaims liability to any person in respect of any statements included in or any omissions from this Prospectus.

         Acuity Technology Management Pty Ltd has been involved only in the preparation of the valuation of Axon set out in section 9 of this Prospectus and the above references to its name and has not been involved in the preparation of any other part of this Prospectus, and specifically disclaims liability to any person in respect of any statements included elsewhere in this Prospectus. Acuity Technology Management Pty Ltd has not, other than as set out above, been involved in the preparation of or authorised or caused the issue of this Prospectus.

         11.18    COSTS OF THE ISSUE

         If the Issue proceeds, the total estimated costs of the Issue, including underwriting fees, legal fees incurred, registration fees, fees for other advisers, Prospectus design, printing and advertising expenses and other miscellaneous expenses, will be approximately A$1,500,000.

         11.19    DOCUMENTS FOR INSPECTION

         Verified copies of the following documents:

         - the consents of Minter Ellison, Ernst &Young (Australia), Ernst &Young LLP (US), D&D-Tolhurst Limited, Saw James Capel Limited and Computershare Registry Services Pty Ltd and Acuity Technology Management Pty Ltd referred to in section 11.16;

         -        the valuation by Acuity Technology Management Pty set out in section 9;

         -        the Material Contract summarised in section 11.6; and

         -        the Constitution and By-Laws of Axon,

         will be available for inspection free of charge during business hours after seven days from lodgement of this Prospectus for a period of not less than 12 months after the date of the lodgement of this Prospectus at 6 Wallace Avenue, Toorak, Victoria 3142.

                                      65.

                              SECTION 12. GLOSSARY

The following definitions apply throughout this document unless the context requires otherwise.

         `APPLICANT(S)' means person(s) who submit valid Application Forms pursuant to this Prospectus.

         `APPLICATION FORM' means the form so described accompanying copies of this Prospectus.

         `APPLICATION LIST' means a list of members of the public who have applied for Securities under the Offer.

         `APPLICATIONS OPENING DATE' means 9.00 am Australian Eastern Standard Time on 14 February 1999.

         `APPLICATIONS CLOSING DATE' means 5.00 pm Australian Eastern Standard Time on 29 February 1999 or such other date as Axon may determine.

         `ASIC' means the Australian Securities and Investments Commission.

         `ASX' means Australian Stock Exchange Limited.

         `AXON' means Axon Instruments, Inc ARBN 090 106 844.

         `CDI' means a CHESS Depositary Interest.

         `CDI REGISTER' means a register of holders of the Securities issued under this Prospectus.

         `CDN' means CHESS Depositary Nominee.

         `CHESS' means the Clearing House Electronic Subregister System.

         `CIRCADIAN' means Circadian Technologies Limited ACN 006 340 567.

         `CUFS' means CHESS Units of Foreign Securities.

         `CUMULATIVE VOTING' is a voting procedure available to shareholders under the California Corporations Code for the election of Directors. Under this voting procedure a shareholder may cumulate votes by either giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled or distributing the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit.

         `DIRECTORS' means the directors of Axon.

         `ENTITLEMENT OPTION' means one option, at 1 cent, to take up one unissued security in Axon at 20 cents at any time on or before 5 years after the date of issue for every 2.5 shares in Circadian held as at the Record Date, being the date 10 business days after ASX quotation of the Axon Shares.

         `ERNST & YOUNG' means Ernst &Young (Australia) and Ernst &Young LLP
         (US) unless otherwise stated.

         `HOME BRANCH' means the branch of the ASX designated to an entity by ASX as the entity's home branch for administrative purposes.

         `ISSUE' means the issue of Securities pursuant to this Prospectus.

         `LISTING RULES' means the official listing rules of the ASX.

         `OFFER' means the invitation to the public made in this Prospectus to subscribe for Securities.

         `OFFICIAL LIST' means the official list of entities that ASX has admitted and not removed.

                                      66.

         `OFFICIAL QUOTATION' means ASX allows quotation on the Official List.

         `ORIGINAL OPTION' means an option granted by the Board of Directors of Axon pursuant to Axon's Stock Option Plan.

         `PRINCIPAL REGISTER' means a register of holders of the Underlying Shares.

         `RECORD DATE' means the date 10 business days after ASX quotation of the Axon securities, being the date to determine those Circadian securityholders eligible to receive the Offer by Axon of Entitlement Options.

         `RELATED BODY CORPORATE' means a body corporate which is related to Axon pursuant to section 50 of the Corporations Law.

         `SCH' means Security Clearing House.

         `SCH BUSINESS RULES' has the same meaning as in the Corporations Law.

         `SECURITY(IES)' means units of CUFS which confer the beneficial interest to the Underlying Share of Axon being `units' of such Share(s).

         `SHARE(S)' means an ordinary share in the common stock of Axon.

         `UNDERLYING SHARE' means an ordinary share in the common stock of Axon.

         `US PERSON' means:

         (a)      any natural person resident in the United States;

         (b) any partnership or corporation organized or incorporated under the laws of the United States;

         (c) any estate of which any executor or administrator is a US person;

         (d)      any trust of which any trustee is a US person;

         (e) any agency or branch of a foreign entity located in the United States;

         (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a US person;

         (g) any discretionary account or similar account (other than an estate or trustee) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and

         (h)      any partnership or corporation if:

                  (i) organized or incorporated under the laws of any foreign jurisdiction; and;

                  (ii) formed by a US person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined by Rule 501(a)) who are not natural persons, estates or trusts.

         The following are not US persons:

         (a) any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-US person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States;

         (b) any estate of which any professional fiduciary acting as executor or administrator is a US person if:

                                      67.

                  (i) an executor or administrator of the estate who is not a US person has sole or shared investment discretion with respect to the assets of the estate; and

                  (ii)     the estate is governed by foreign law;

         (c) any trust of which any professional fiduciary acting as trustee is a US person, if a trustee who is not a US person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a US person;

         (d) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;

         (e) any agency or branch of a US person located outside the United States if:

                  (i) the agency or branch operates for valid business reasons; and

                  (ii) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance and banking regulation, respectively, in the jurisdiction where located; and

         (f) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organisations, their agencies, affiliates and pension plans.

         `UNITED STATES' means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

         `US SECURITIES ACT' means United States Securities Act of 1933, as amended.

         REFERENCES TO CURRENCY, INCLUDING $, CENTS AND A$ ARE REFERENCES TO AUSTRALIAN CURRENCY UNLESS OTHERWISE STATED BY, FOR EXAMPLE, REFERENCES TO US$.

                                      68.

                       SECTION 13. DIRECTORS' SIGNATURES

This Prospectus has been signed by each Director (or by a person authorised by him in writing to sign on his behalf).

/s/ Alan Finkel
________________________________________________
Alan Stockdale
(by his agent duly authorised in writing)

/s/ Alan Finkel
________________________________________________
Alan Finkel

/s/ John Steven
________________________________________________
Geoffrey Powell
(by his agent duly authorised in writing)

/s/ Alan Finkel
________________________________________________
Henry Lester
(by his agent duly authorised in writing)

/s/ John Steven
________________________________________________
Stanley Crooke
(by his agent duly authorised in writing)

                                      69.

                             Axon Instruments, Inc.

                               REGISTERED OFFICES


6 Wallace Avenue                                 1101 Chess Drive
Toora K, Victoria 3142, Australia                Foster City, CA 94404, USA
Telephone: (03) 9026 0399                        Telephone: 00111650 571 9400
E mail: InvestorInfo@axon.com                    E mail: InvestorInfo@axon.com

Pin cheque here
(do not staple)

                               REGISTRARS USE ONLY

APPLICATION FORM

AXON INSTRUMENTS, INC. ('COMPANY')
ARBN 090 106 844

TO MEET THE REQUIREMENTS OF THE CORPORATION LAW, THIS APPLICATION
FORM MUST NOT BE HANDED ON UNLESS ATTACHED TO THE PROSPECTUS.

                                                                                                   Brokers Code       Brokers Stamp
FILL OUT THIS APPLICATION FORM IF YOU WANT TO APPLY FOR SECURITIES IN AXON INSTRUMENTS, INC.
      -       Follow instructions overleaf to complete this Application Form.
      -       Print clearly in capital letters using black or blue ink.                            Adviser

------------------------------------------------------------------------------------------------------------------------------------
A    I/We apply for             Number of Securities or such lesser number of Securities as may be allocated to me/us by the
                                Company. (All applications must be for a minimum of 10,000 Securities and thereafter in multiples of
                                5,000 shares).
------------------------------------------------------------------------------------------------------------------------------------
B    I/We lodge full application monies             A$                                         .00 ($0.20 per Security) - refer to
                                                                                                   Note B overleaf
------------------------------------------------------------------------------------------------------------------------------------
C    SINGLE/JOINT APPLICANT NO. 1 - REFER OVERLEAF FOR CORRECT FORMS OR REGISTRABLE TITLE(S)

     Title                      Given name(s)                              Surname

     JOINT APPLICANT NO. 2 OR ACCOUNT DESIGNATION

     Title                      Given name(s)                              Surname

     Title                      Given name(s)                              Surname

------------------------------------------------------------------------------------------------------------------------------------
D    ENTER YOUR POSTAL ADDRESS DETAILS - INCLUDE STATE AND POSTCODE

     Unit Number                Street Number                              Post Office Box or other Mail Box detail (if applicable)

                                                    OR

     Street Name

     Suburb/City                                                           State                               Postcode

------------------------------------------------------------------------------------------------------------------------------------
E    Contact Name               Home Telephone Number                      Work Telephone Number

     e-mail Address

------------------------------------------------------------------------------------------------------------------------------------
F    CHESS PARTICIPANT - HIN
     (if applicable)
------------------------------------------------------------------------------------------------------------------------------------
G    ENTER YOUR TAX FILE NUMBER(S) OR EXEMPTION CATEGORY

------------------------------------------------------------------------------------------------------------------------------------
     LODGE YOUR APPLICATION FORM AS SOON AS POSSIBLE.  Pin your cheque above - Cheques should be crossed NOT NEGOTIABLE and made payable to:
     AXON INSTRUMENTS, INC. - FLAT ACCOUNT.

     Cheque Details             Bank                                       BSB                                 Amount of Cheque
     Drawer
------------------------------------------------------------------------------------------------------------------------------------

By lodging this application form, I/We declare that this application is completed and lodged according to the declarations/appropriate statements on the reverse of this form and agree to be bound by the Constitution and By-Laws of the Company and that all statements made by me/us are complete and accurate, notwithstanding that my/our signature does not appear on this form. Further, I/we acknowledge that I am/we are not a US Person and I am/we are not acting for the account or benefit of another US Person within the United States. We represent the accuracy of, and agree to, each of the matters set out in paragraphs (1), (2), (3) and (4) of Section 6.7.

YOU SHOULD READ THE PROSPECTUS CAREFULLY BEFORE COMPLETING THIS APPLICATION
FORM.

                                       70.

INSTRUCTIONS TO APPLICANTS

Please complete all sections of the Application Form using BLOCKLETTERS. Applications for the Securities offered by this Prospectus must be made and can only be accepted on the Application Form which forms part of this Prospectus.

A Insert the number of Securities you wish to apply for. The minimum number of Securities which may be applied for is 10,000. Additional Securities in excess of the minimum must be applied for in multiples of 5,000 Securities.

B Application moneys must be for the full amount in Australian dollars (numbers of Securities multiplied by $0.20 per Security).CHEQUES MUST BE MADE PAYABLE TO `AXON INSTRUMENTS, INC-FLOAT ACCOUNT' AND CROSSED `NOT NEGOTIABLE'. If your Application Form is not completed correctly, or if the accompanying payment is for the wrong amount, it may still be treated as valid. The Company's decision as to whether to treat your application as valid, and how to construe, amend or complete it, will be final. The Company's decision on the number of Securities to be allocated to you will also be final. You will not, however, be treated as having offered to purchase more Securities in the Company than is indicated in Box A. Where the number of Securities allotted is less than the number of Securities applied for, surplus application moneys will be refunded within 14 days of the closing date. Interest will not be paid on refunded moneys.

C Applications must be in the name(s) of natural person(s), companies or other legal entities acceptable to the Company up to a maximum - - of three names per application. Applications in the name of a trust or estate, business, firm or partnership, club, association or other unincorporated body cannot be accepted. However, applications made solely in the individual name(s) of the person who is the trustee, proprietor, partner or office bearer (as applicable) of those entities will be accepted. For a guide, please refer below:

TYPE OF INVESTOR                               CORRECT FORM OF REGISTRABLE TITLE           INCORRECT FORM OF REGISTRABLE TITLE
-----------------------------------------------------------------------------------------------------------------------------------
INDIVIDUAL
Use given names, not initial                   Mr. John James Smith                        JJ Smith
-----------------------------------------------------------------------------------------------------------------------------------
COMPANY
Use Company title, not abbreviations           Smith Pty Ltd.                              Smith P/L
                                                                                           Smith Co
-----------------------------------------------------------------------------------------------------------------------------------
TRUSTS
Use trustee(s) personal names(s),              Mrs. Tracy Smith                            Tracy Smith Family Trust
do not use the name of the trust               <Tracy Smith A/C>
-----------------------------------------------------------------------------------------------------------------------------------
DECEASED ESTATES
Use executor(s) personal names(s),             Ms. Prue Smith                              Estate of late John Smith
do not use the name of the deceased            <Est John Smith A/C>
-----------------------------------------------------------------------------------------------------------------------------------
PARTNERSHIPS
Use the partners personal names(s),            Mr. John  Smith +                           John Smith and Son
do not use the name of the partnership         Mr. Bart Smith
                                               <John Smith and Son A/C>

CLUB/INCORPORATED BODIES/BUSINESS NAMES
Use office bearer(s) personal name(s),         Mr. Danny Smith                             Smith Tennis Association
do not use the name of the club etc.           <Smith Tennis Association A/C>

SUPERANNUATION FUNDS
Use name of trustee of fund,                   Prue Smith Pty Ltd                          Prue Smith Pty Ltd Superannuation Fund
do not use the name of the fund                <Super Fund A/C>
-----------------------------------------------------------------------------------------------------------------------------------

D. Please enter your postal address for all correspondence. All communications to you from the Company's share registry (Issuer holding statements, annual/interim reports, correspondence etc) will be mailed to the person(s) and address as shown. You should notify the Company of any change of address. For joint applications only one address is required.

E. Please provide us with telephone numbers. e-mail address (including the person responsible in the case of an application by a company) so that we can contact you quickly if there is an irregularity in your Application Form. IF YOU HAVE ANY QUESTIONS ON HOW TO COMPLETE THIS APPLICATION FORM PLEASE TELEPHONE D&D-TOLHURST LIMITED ON TELEPHONE (03) 9242 4000 OR SAW JAMES CAPEL LIMITED ON (08) 9288 9288.

F. INSTRUCTIONS FOR PARTICIPATION IN CHESS - the Company will apply to the ASX to participate in CHESS. This means that a holder will receive a statement of holding rather than a share certificate. If you are already a participant in CHESS you may complete this section or send the signed Application Form to your sponsoring broker for completion prior to lodgement, otherwise leave this section blank. All shareholders will receive CUFS on the issuer sponsored subregister or CHESS subregister unless they specifically advise the Company in writing that they wish to receive shares in certificated form. For holders who are currently sponsored on CHESS, please provide the relevant CHESS HIN in the space provided. Applicants should specify a CHESS HIN which is designated as `Domestic'. Any queries in this regard should be directed to your sponsoring broker.

G. TAX FILE NUMBERS -Collection of tax file numbers (`TFN') is authorised by tax law and the Privacy Act. The failure to quote a TFN will not invalidate your application for Securities.

LODGEMENT OF APPLICATIONS Please post or deliver the completed Application Form together with your cheque to the following address:

COMPUTERSHARE REGISTRY SERVICES PTY LIMITED     D&D-TOLHURST LIMITED PTY LIMITED        SAW JAMES CAPEL LIMITED
LEVEL 12                                        LEVEL 30                                152-158 ST GEORGE'S TERRACE
565 BURKE STREET                                459 COLLINS STREET                      PERTH WA 6000
MELBOURNE VIC 3000                              MELBOURNE VIC 3000                      TEL: (08) 9288 9288
TEL: (03) 9611 5711                             TEL: (03) 9242 4000

The offer opens at 9:00am on 14 February 2000 and will remain open until 5:00pm on 29 February 2000 subject to the right of the Company to close the offer at any time or to extend the closing date for applications without prior notice. Applications may be lodged prior to the opening of the offer. HOWEVER, APPLICATION FORMS MUST BE RECEIVED O LATER THAN 5:00PM ON 29 FEBRUARY 2000.

Before lodging the application Form. Applicant(s) should read the entire Prospectus dated 28 January 2000 to which this application relates. The Applicant(s) agrees that this application is for Securities in the Company upon and subject to the terms of the Prospectus. The Applicant(s) agrees to take any number of Securities equal to or less than the number of Securities indicated in Box A that may be allotted to the Applicant(s) pursuant to the Prospectus. The applicant(s) declares that all details and statements made by him/her are complete and accurate.

                                       71.